Exhibit 10.1

Execution Copy

MYERS INDUSTRIES, INC.,

MYE CANADA OPERATIONS INC.,

SCEPTER CANADA INC.

AND

THE OTHER FOREIGN SUBSIDIARY BORROWERS PARTY HERETO,

FIFTH AMENDED AND RESTATED LOAN AGREEMENT

dated as of March 8, 2017

THE LENDERS PARTY HERETO

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Administrative Agent

U.S. BANK NATIONAL ASSOCIATION,

as Syndication Agent

KEYBANK NATIONAL ASSOCIATION, PNC BANK, NATIONAL ASSOCIATION

WELLS FARGO BANK, N.A. AND FIFTH THIRD BANK

as Documentation Agents

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Bookrunners and Joint Lead Arrangers

TABLE OF CONTENTS

No table of contents entries found.

Exhibits:

EXHIBIT A FORM OF ASSIGNMENT AND ASSUMPTION
EXHIBIT B FORM OF JOINDER AGREEMENT
EXHIBIT C FORM OF LENDER ADDITION AND ACKNOWLEDGEMENT AGREEMENT
EXHIBIT D FORM OF NOTE
EXHIBIT E-1 FORM OF U.S. TAX COMPLIANCE CERTIFICATE
EXHIBIT E-2 FORM OF U.S. TAX COMPLIANCE CERTIFICATE
EXHIBIT E-3 FORM OF U.S. TAX COMPLIANCE CERTIFICATE
EXHIBIT E-4 FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Schedules:

SCHEDULE 1.1 (a) COMMITMENTS
SCHEDULE 1.1 (b) EXISTING FACILITY LETTERS OF CREDIT
SCHEDULE 1.1 (c) FOREIGN SUBSIDIARY BORROWERS
SCHEDULE 5.7 LITIGATION
SCHEDULE 5.8 SUBSIDIARIES
SCHEDULE 5.15 ENVIRONMENTAL MATTERS
SCHEDULE 6.10 INDEBTEDNESS
SCHEDULE 6.13 INVESTMENTS
SCHEDULE 6.14 LIENS
SCHEDULE 6.15 TRANSACTIONS WITH AFFILIATES

i

THIS FIFTH AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”), dated as of March 8, 2017, is among MYERS INDUSTRIES, INC., an Ohio corporation (the “Company”), MYE CANADA OPERATIONS INC., SCEPTER CANADA INC. and the OTHER FOREIGN SUBSIDIARY BORROWERS (as hereinafter defined) from time to time parties hereto (together with the Company, the “Borrowers”), the lenders from time to time parties hereto (the “Lenders”), and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent.

RECITALS

A.    The Borrowers, the lenders party thereto (the “Existing Lenders”), and the Administrative Agent executed a Fourth Amended and Restated Loan Agreement dated as of December 13, 2013, which amended and restated a Third Amended and Restated Loan Agreement dated as of November 19, 2010, which amended and restated a Second Amended and Restated Loan Agreement dated as of October 26, 2006, which amended and restated an Amended and Restated Loan Agreement dated as of February 27, 2004, which amended and restated a Loan Agreement dated as of February 3, 1999 (as amended, the “Existing Loan Agreement”).

B.    The Borrowers have requested that the Lenders and the Administrative Agent amend and restate the Existing Loan Agreement as herein provided, and the Lenders and the Administrative Agent are willing to amend and restate the Existing Loan Agreement on the terms and conditions herein set forth.

In consideration of the premises and of the mutual agreements herein contained, the parties hereto agree that the Existing Loan Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

1.1.    Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“2013 Senior Note Documents” means the 2013 Senior Notes, the 2013 Senior Note Purchase Agreement and all other agreements, instruments or documents executed or issued in connection with the 2013 Senior Notes.

“2013 Senior Note Holders” means the holders of the 2013 Senior Notes.

“2013 Senior Note Obligations” means the current and future obligations and liabilities owing pursuant to the 2013 Senior Note Documents.

“2013 Senior Note Purchase Agreement” means the Note Purchase Agreement dated as of October 22, 2013 among the 2013 Senior Note Holders and the Company, as amended or modified from time to time if permitted hereunder.

“2013 Senior Notes” means the Company’s 4.67% Senior Notes, Series A, due January 15, 2021, 5.25% Senior Notes, Series B, due January 15, 2024, 5.30% Senior Notes, Series C, due January 15, 2024, and 5.45% Senior Notes, Series D, due January 15, 2026 in an aggregate principal amount $100,000,000 for all of the foregoing.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Voting Stock of any Person.

“Administrative Agent” means JPMCB in its capacity as contractual representative of the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article XI.

“Advance” means a borrowing hereunder (or conversion or continuation thereof) consisting of the aggregate amount of the several Loans or Facility Letters of Credit of the same Type and, in the case of Eurocurrency Loans and Eurodollar Loans, in the same Agreed Currency and for the same Interest Period, made by the Lenders on the same Borrowing Date (or converted or continued by the Lenders on the same date of conversion or continuation).

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of Voting Stock of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise. When used with reference to the Administrative Agent or any Lender, Affiliates shall include without limitation any branch of the Administrative Agent or such Lender.

“Aggregate Commitments” means, as at any date of determination, the aggregate amount, stated in U.S. Dollars, of the Commitments of all Lenders. As of the Effective Date, the Aggregate Commitments equal $200,000,000.

“Aggregate Credit Exposure” means, as at any date of determination, the aggregate Credit Exposure of all Lenders.

“Agreed Currencies” means (i) U.S. Dollars and (ii) Agreed Foreign Currencies.

“Agreed Foreign Currencies” means, so long as such currencies remain Eligible Currencies, British Pounds Sterling, Canadian Dollars, Euros and any other Eligible Currency which is agreed to by all the Lenders as being an Agreed Foreign Currency to be advanced hereunder to a Borrower.

“Agreement” means this amended and restated loan agreement, as it may be amended or modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) the Prime Rate for such day, (b) the sum of the Federal Funds Effective Rate for such day plus 0.5% per annum, and (c) the sum of the One Month LIBOR Rate for such day plus 1.0% per annum or, when Alternate Base Rate is used in reference to any Advance denominated in Canadian Dollars, the Canadian Prime Rate.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrowers or their Affiliates from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Margin” means, for any day, with respect to any Floating Rate Loan, Eurodollar Loan or Eurocurrency Loan, or with respect to the facility fee payable pursuant to Section 2.5 or the Facility Letter of Credit fee payable pursuant to Section 2.15.6, subject to the last paragraph of this definition, a percentage determined in accordance with the pricing grid set forth below:

Level	Leverage Ratio	Applicable Eurodollar/CDOR Rate/ Eurocurrency Margin for Loans and Facility Letter of Credit Fees	Floating Rate Margin	Facility Fee
I	≥ 3.25:1.0	200.0 b.p.	100.0 b.p.	50.0 b.p.
II	≥ 3.00:1.0 but < 3.25:1.0	175.0 b.p	75.0 b.p	50.0 b.p.
III	≥ 2.50:1.0 but < 3.00:1.0	155.0 b.p.	55.0 b.p.	45.0 b.p.
IV	≥ 2.00:1.0 but < 2.50:1.0	135.0 b.p.	35.0 b.p.	40.0 b.p.
V	≥ 1.50:1.0 but < 2.00:1.0	115.0 b.p.	15.0 b.p.	35.0 b.p.
VI	< 1.50:1.00	95.0 b.p.	0.0 b.p.	30.0 b.p.

The Applicable Margin shall be adjusted (upward or downward), if necessary, 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company and 105 days after the end of each fiscal year of the Company, in each case based on the Leverage Ratio as of the end of such fiscal quarter or fiscal year, as the case may be. The Applicable Margin will be set at Level III as of the Effective Date, and the initial adjustment will be based on the first compliance certificate required to be delivered hereunder for the fiscal quarter ending March 31, 2017, provided that at the option of the Administrative Agent or at the request of the Required Lenders, if the Company fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 6.1, the Leverage Ratio shall be deemed to be in Level I during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

If at any time the Administrative Agent determines that the financial statements upon which the Applicable Margin was determined were incorrect (whether based on a restatement, fraud or otherwise), the Borrowers shall be required to retroactively pay any additional amount that the Borrowers would have been required to pay if such financial statements had been accurate at the time they were delivered.

“Approved Fund” has the meaning assigned to such term in Section 13.1(b).

“Arranger” means JPMorgan Chase Bank, National Association, a national banking association, and its successors.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.1), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means, with respect to any Borrower, any of the chief executive officer, the chief operating officer, the chief financial officer or the treasurer of such Borrower or any Person designated by any of the foregoing in writing to the Administrative Agent from time to time to act on behalf of such Borrower, in each case, acting singly.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Lender or a Parent of any Lender, such Lender or Parent becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Lender or Parent by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Lender or Parent with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or Parent (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender or Parent.

“Borrowers” is defined in the preamble hereto.

“Borrowing Date” means any Business Day specified in a notice pursuant to Section 2.3, 2.7, 2.15 or 2.16 as a date on which a Borrower requests the Lenders to make Loans hereunder or, with respect to the issuance of any Facility Letter of Credit, the date the applicable Issuer issues such Facility Letter of Credit.

“British Pounds Sterling” or “£” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurocurrency or Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, London and New York for the conduct of substantially all of their commercial lending activities and on which dealings in the applicable Agreed Currency is carried on in the London interbank market and a day upon which such clearing system as is determined by the Administrative Agent to be suitable for clearing or settlement of the applicable Agreed Currency is open for business and, if the Advances which are the subject of such borrowing, payment or rate selection are denominated in Euro, a day which is a Target Day, and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, New York and, in the case of any Advance to a Canadian Borrower, Toronto, for the conduct of substantially all of their commercial lending activities.

“Canadian AML Legislation” means the Canadian Proceeds of Crime Act and any other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, under the laws of Canada, including any guidelines or orders thereunder.

“Canadian Borrower” means each Foreign Subsidiary Borrower from time to time designated by the Administrative Agent as a “Canadian Borrower”. As of the Effective Date, MYE Canada Operations Inc. and Scepter Canada Inc. are the Canadian Borrowers.

“Canadian Dollar” and “C$” means the lawful currency of Canada.

“Canadian Loans” means Loans denominated in Canadian Dollars made to a Canadian Borrower pursuant to Section 2.1(a).

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the average rate for 30 day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1% per annum; provided, that if any the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively.

“Canadian Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.

“Capital Stock” means (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities or any other form of equity securities, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means (i) securities issued directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) U.S. Dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any Lender or (y) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank, an “Approved Lender”), in each case with maturities of not more than 90 days from the date of acquisition, (iii) commercial paper issued by any Lender or Approved Lender or by the parent company of any Lender or Approved Lender and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within 90 days after the date of acquisition, (iv) foreign Investments denominated in an Eligible Currency that are of similar type of, and that have a rating comparable to, any of the Investments referred to in the preceding clauses (i) through (iii) above, and (v) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above.

“CDOR Rate” means, for the relevant Interest Period, the Canadian deposit offered rate which in turn means on any day the sum of: (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant interest period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swaps & Derivatives Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) (the “CDOR Screen Rate”), plus (b) 0.10% per annum; provided that if such CDOR Screen Rate is not available on any day, then the CDOR Screen Rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian Dollars for the applicable Interest Period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses with credit risk comparable to that of the Canadian Borrower, as applicable; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day. Notwithstanding the foregoing, if the CDOR Screen Rate (however determined) shall be less than zero, such rate shall be deemed to be zero for the purposes of this definition.

“Change in Law” the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuer (or, for purposes of Section 3.2(b), by any lending office of such Lender or by such Lender’s or the Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer

Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (i) a majority of the members of the board of directors of the Company shall not be Continuing Directors; or (ii) any Person including a “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 as in effect on the Effective Date) which includes such Person, shall purchase or otherwise acquire, directly or indirectly, beneficial ownership (as determined in accordance with Rules 13d-3 and 13d-5 of the Securities and Exchange Act of 1934 as in effect on the Effective Date), of Voting Stock of the Company and, as a result of such purchase or acquisition, any such Person (together with its Affiliates), shall directly or indirectly beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Securities and Exchange Act of 1934 as in effect on the Effective Date), own in the aggregate Voting Stock representing more than 30% of the combined voting power of the Company’s Voting Stock.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means, collectively, the “Collateral” under and as defined in, and any other assets upon which a Lien has been granted by, the Pledge Agreements, the Guaranties or any other Collateral Document.

“Collateral Documents” means, collectively, the Guaranties, the Consent and Amendment of Collateral Documents, the Intercreditor Agreement, the Pledge Agreements, and all other agreements or documents granting or perfecting a Lien on any Collateral or guaranteeing the Obligations or any of the other Guaranteed Obligations in favor of the Administrative Agent for the benefit of the Lenders at any time, as any of the foregoing may be amended or modified from time to time.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans to, and participate in Facility Letters of Credit and Swing Loans to, the Borrowers in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1(a) or as otherwise established pursuant to Section 13.1, as such amount may be modified from time to time pursuant to this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Collateral” means the 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of each Foreign Subsidiary directly owned by the Company or a Domestic Subsidiary and required to be pledged under Section 2.18(a) of this Agreement to secure the Secured Obligations and the 2013 Senior Note Obligations.

“Company” is defined in the preamble hereto.

“Condemnation” is defined in Section 7.8.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent and Amendment of Collateral Documents” means the Consent and Amendment of Collateral Documents executed by the Borrowers and the Guarantors dated the date hereof and in connection herewith, in form and substance satisfactory to the Administrative Agent, as amended or modified from time to time.

“Consolidated Net Worth” means, as of any date, the Consolidated Total Assets minus the total liabilities of the Company and its Subsidiaries determined in accordance with GAAP on a consolidated basis.

“Consolidated Total Assets” means, as of any date, the total assets of the Company and its Subsidiaries, determined in accordance with GAAP on a consolidated basis.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guaranties, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract. The amount of any Contingent Obligation shall be equal to the amount of the obligation that is so guarantied or supported that is actually outstanding or otherwise due and payable from time to time, if a fixed and determinable amount or if there is no fixed or determinable amount, either (x) if a maximum amount is guaranteed, the maximum amount or (y) if there is no maximum amount the amount of the obligation that is so guarantied or supported.

“Continuing Directors” means individuals who at the beginning of any period of two consecutive calendar years constituted the board of directors of the Company, together with any new directors whose election by such board of directors or whose nomination for election was approved by a vote of at least two-thirds of the members of such board of directors then still in office who either were members of such board of directors at the beginning of such period or whose election or nomination for election was previously so approved.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.7.1.

“Credit Exposure” means as at any date of determination with respect to any Lender, the sum of the aggregate unpaid principal amount of such Lender’s Loans on such date and the amount of such Lender’s Pro Rata Share of the Facility Letter of Credit Obligations and Swing Loans on such date, all stated in U.S. Dollars.

“Credit Party” means the Administrative Agent, any Issuer or any other Lender.

“Default” means an event described in Article VII.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Facility Letters of Credit or Swing Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Facility Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Designated Financial Officer” means, with respect to any Borrower, its chief financial officer or treasurer.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, or which is otherwise required to be classified as a liability under SFAS No. 150 (ASC 480-10) or under GAAP.

“Documentation Agents” means KeyBank National Association, PNC Bank, National Association, Wells Fargo Bank, N.A. and Fifth Third Bank, in their capacity as documentation agents for the Lenders hereunder.

“Domestic Subsidiary” means each present and future Subsidiary of the Company which is not a Foreign Subsidiary.

“EBITDA” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries for such period determined in conformity with GAAP, plus to the extent deducted in determining such net income, (a) income taxes, (b) Interest Expense, (c) non-recurring, non-cash charges and non-cash restructuring and impairment charges, (d) non cash stock based compensation, (e) cash restructuring and impairment charges, provided that the amount added back under this clause (e) in determining EBITDA shall not exceed (x) $10,000,000 in the aggregate for any period of four consecutive fiscal quarters ending on or before December 31, 2017 or (y) $6,000,000 in the aggregate for any period of four consecutive fiscal quarters ending after December 31, 2017, (f) depreciation and amortization expense, (g) all extraordinary losses, (h) all transaction fees and expenses in connection with the closing of this Agreement and the amendment to the 2013 Senior Note Purchase Agreement occurring on or about the Effective Date, and (i) losses from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of the Company and its Subsidiaries, and related tax effects in accordance with GAAP, minus to the extent included in determining such net income, each of the following, without duplication: (i) the income of any Person (other than a Wholly Owned Subsidiary of the Company) in which any Person other than the Company or any of its Subsidiaries has a joint interest or a partnership interest or other ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries by such Person during such period, (ii) the income of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries, (iii) gains from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of the Company and its Subsidiaries, and related tax effects in accordance with

GAAP, (iv) non-recurring, non-cash gains and non-cash restructuring and impairment gains, (v) all extraordinary gains, and (vi) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary. For the purposes of calculating EBITDA pursuant to any determination of the Leverage Ratio, such calculation shall be made on a pro forma basis (i) after giving effect to any Acquisition or any disposition made during the calculation period and (ii) assuming that such Acquisition or disposition occurred on the first day of the calculation period; provided that such pro forma calculation made by the Company shall be either (A) determined in accordance with Regulation S-X, (B) calculated in good faith and set forth in an officer’s certificate of the Company, provided any pro forma adjustments or reductions in costs, if any, in such calculation shall be factually supportable and shall not to exceed 10% of the actual EBITDA for the target of such Acquisition for the most recently ended four fiscal quarter period, or (C) calculated in good faith and set forth in an officer’s certificate of the Company and reasonably satisfactory to the Administrative Agent.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means March 8, 2017.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuer and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Currency” means any currency other than U.S. Dollars (i) that is readily available, (ii) that is freely traded, (iii) in which deposits are customarily offered to banks in the London interbank market (except for Canadian Dollars or any other currency agreed to by the Lenders), (iv) which is convertible into U.S. Dollars in the international interbank market and (v) as to which an Equivalent Amount may be readily calculated. If, after the designation by the Lenders of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the determination of the Administrative Agent, no longer readily available or freely traded or (z) in the determination of the Administrative Agent, an Equivalent Amount of such currency is not readily calculable, the Administrative Agent shall promptly notify the Lenders and the Company, and such currency shall no longer be an Agreed Currency until such time as all of the Lenders agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five Business Days of receipt of such notice from the Administrative Agent, the Borrower shall repay all Loans in such affected currency or convert such Loans into Loans in U.S. Dollars or another Agreed Currency, subject to the other terms set forth in Article II.

“Environmental Laws” means, with respect to the Company or any of its Subsidiaries, any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof, in each case, applicable to such Borrower or Guarantor or their respective Property.

“Equivalent Amount” of any currency with respect to any amount of U.S. Dollars at any date means the equivalent in such currency of such amount of U.S. Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of l974, as amended from time to time, and any rule or regulation issued thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” and/or “EUR” means the euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.

“Eurocurrency Advance” means an Advance which bears interest at the Eurocurrency Rate.

“Eurocurrency Base Rate” means, with respect to each Interest Period for a Foreign Currency Loan to any Borrower, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion (in each case, the “Eurocurrency Screen Rate”) at approximately 11:00 a.m., London time, on the Quotation Day for such Agreed Foreign Currency and Interest Period; provided that, (x) if the Eurocurrency Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (y) if the Eurocurrency Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 3.1 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided further, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, with respect to any Foreign Currency Loan denominated in Canadian Dollars, “Eurocurrency Base Rate” shall mean the CDOR Rate.

“Eurocurrency Loan” means a Loan which bears interest at the Eurocurrency Rate.

“Eurocurrency Rate” means, with respect to a Eurocurrency Loan for the relevant Interest Period, the sum of (a) the quotient of (i) the Eurocurrency Base Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (b) the Applicable Margin.

“Eurocurrency Screen Rate” has the meaning assigned to such term in the definition of “Eurocurrency Base Rate”.

“Eurodollar Advance” means an Advance which bears interest at a Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance in U.S. Dollars for the relevant Interest Period or for any Floating Rate Advance, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion (in each case, the “Eurodollar Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, (x) if the Eurodollar Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (y) if the Eurodollar Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 3.1 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided further, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the above, to the extent that “Eurodollar Base Rate” or “Eurodollar Rate” is used in connection with a Floating Rate Advance, such rate shall be determined as modified by the definition of Alternate Base Rate.

“Eurodollar Loan” means a Loan which bears interest at a Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Loan for the relevant Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (b) the Applicable Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

“Eurodollar Screen Rate” has the meaning assigned to such term in the definition of “Eurodollar Base Rate”.

“Exchange Rate” means with respect to any non-U.S. Dollar currency on any date, the rate at which such currency may be exchanged into U.S. Dollars, as set forth on such date on the relevant Reuters currency page at or about 11:00 a.m., London time. In the event that such rate does not appear on any Reuters currency page, the “Exchange Rate” with respect to such non-U.S. Dollar currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such agreement, such “Exchange Rate” shall instead be the Administrative Agent’s spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such non-U.S. Dollar currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of U.S. Dollars with such non-U.S. Dollar currency, for delivery three Business Days later; provided, that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of , or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the Guaranty of such Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.5(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.4(f) and (g), and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Facility Letters of Credit” means the letters of credit described on Schedule 1.1(b).

“Existing Lenders” is defined in the recitals to this Agreement.

“Existing Loan Agreement” is defined in the recitals to this Agreement.

“Exiting Lender” is defined in Section 2.20.

“Facility LC Disbursement” means a payment made by the applicable Issuer pursuant to a Facility Letter of Credit.

“Facility LC Exposure” of any Lender means, at any time, the amount of Facility Letter of Credit Obligations owing to such Lender at such time based on its Pro Rata Share of the total Facility Letter of Credit Obligations at such time.

“Facility Letter of Credit” means a Letter of Credit issued by an Issuer pursuant to Section 2.15, including without limitation the Existing Facility Letters of Credit.

“Facility Letter of Credit Obligations” means, as at the time of determination thereof, all liabilities, whether actual or contingent, of the Borrowers with respect to the Facility Letters of Credit, including the sum of (a) Reimbursement Obligations and, without duplication, (b) the aggregate undrawn face amount of the outstanding Facility Letters of Credit.

“Facility Termination Date” means the earlier to occur of (a) March 8, 2022 or (b) the date on which the Commitments are terminated pursuant to Article VIII.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate or, when used in connection with any Advance denominated in any Eligible Currency, “Federal Funds Effective Rate” means the correlative rate of interest with respect to such Eligible Currency as determined by the Administrative Agent in its sole discretion for such day.

“Financial Contract” of a Person means (a) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (b) any Rate Hedging Agreement.

“Fixed Rate” means the Eurodollar Rate or the Eurocurrency Rate.

“Fixed Rate Advance” means an Advance which bears interest at a Fixed Rate.

“Fixed Rate Loan” means a Loan which bears interest at a Fixed Rate.

“Floating Rate” means, for any day, a rate per annum (based on a year of 365 or 366 days as appropriate) equal to the sum of (a) the Applicable Margin plus (b) the Alternate Base Rate for such day, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which bears interest at the Floating Rate.

“Foreign Currency Loans” means Loans denominated in an Agreed Foreign Currency.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means each Subsidiary organized under the laws of a jurisdiction outside of the United States.

“Foreign Subsidiary Borrower” means each Foreign Subsidiary listed as a Foreign Subsidiary Borrower in Schedule 1.1(c) as amended from time to time in accordance with Section 8.2.2.

“Foreign Subsidiary Opinion” means with respect to any Foreign Subsidiary Borrower, a legal opinion of counsel to such Foreign Subsidiary Borrower addressed to the Administrative Agent and the Lenders in form and substance satisfactory to the Administrative Agent.

“GAAP” means, subject to Section 1.3, generally accepted accounting principles as in effect from time to time in the United States, changing as and when such generally accepted accounting principles change, and applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

“Governmental Authority” means any nation or government, any state, or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Obligations” means, collectively, whether now or hereafter arising, all (i) Obligations, (ii) Rate Hedging Obligations and (ii) Banking Services Obligations; provided, however, that the definition of ‘Guaranteed Obligations’ shall not create any guarantee or other Contingent Obligation by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Guarantor” means (a) with respect to the Guaranteed Obligations of the Foreign Subsidiary Borrowers, the Company, each present and future Domestic Subsidiary of the Company required to execute a Guaranty pursuant hereto and each Subsidiary of such Foreign Subsidiary Borrower (unless such Foreign Subsidiary Borrower is prohibited from doing so by law) if requested by the Administrative Agent, (b) with respect to the Guaranteed Obligations of the Company, each present and future Domestic Subsidiary of the Company required to execute a Guaranty pursuant hereto and any other Person executing a Guaranty at any time, provided that Securitization Entities shall not be Guarantors, and (c) with respect to the Guaranteed Obligations of any Domestic Subsidiary, the Company and each other present and future Domestic Subsidiary of the Company required to execute a Guaranty pursuant hereto and any other Person executing a Guaranty at any time, provided that Securitization Entities shall not be Guarantors.

“Guaranty” means, collectively, with respect to the Company, the guarantee contained in Article IX, and with respect to any other Guarantor (i) the Amended and Restated Guaranty Agreement dated as of November 19, 2010 in connection with the Existing Loan Agreement by each Domestic Subsidiary of the Company party thereto, as amended or modified from time to time, and (ii) any other guaranty or similar agreements in form and substance acceptable to the Administrative Agent entered into by any Guarantor at any time for the benefit of the Administrative Agent and the Lenders pursuant to this Agreement, as amended or modified from time to time.

“Impacted Interest Period” has the meaning assigned to it in the definition of “Eurocurrency Base Rate”.

“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money or similar obligations, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable and/or accrued expenses arising in the ordinary course of such Person’s business payable in accordance with customary practices), (c) obligations, whether or not assumed, secured by Liens on property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments (other than Financial Contracts), to the extent of the amounts actually borrowed, due, payable or drawn, as the case may be, (e) Capitalized Lease Obligations, (f) all obligations in respect of Letters of Credit, whether drawn or undrawn, contingent or otherwise, (g) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person, (h) all other indebtedness, obligations and liabilities incurred in connection with any asset securitizations, regardless of whether such indebtedness, obligations or other liabilities are recourse or non-recourse to such Person and regardless of whether such indebtedness, obligations or other liabilities are required to be shown as a liability on the consolidated balance sheet of such Person in accordance with GAAP, (i) all obligations under any Disqualified Stock, and (j) Contingent Obligations with respect to any of the foregoing.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Ineligible Institution” has the meaning assigned to it in Section 13.1(b).

“Intercreditor Agreement” means the Intercreditor Agreement dated December 12, 2003 among the Company, the Guarantors, the Administrative Agent and the 2013 Senior Note Holders, as amended or modified from time to time.

“Interest Coverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) EBITDA to (b) Interest Expense, in each case calculated for the four consecutive fiscal quarters of the Company then ending.

“Interest Expense” means, with respect to any period, the aggregate of all interest expense reported by the Company and its Subsidiaries in accordance with GAAP during such period. As used in this definition, the term “interest” shall include, without limitation, all interest, fees and costs payable with respect to the obligations under this Agreement (other than fees and costs which may be capitalized as transaction costs in accordance with GAAP), any discount in respect of sales of accounts receivable and/or related contract rights and the interest portion of Capitalized Lease payments during such period, all as determined in accordance with GAAP.

“Interest Period” means, with respect to any Eurodollar Loan or Eurocurrency Loan:

(a)    initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan or Eurocurrency Loan and ending one, two, three, or six months thereafter, as selected by the relevant Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b)    thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan or Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the relevant Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)    if any Interest Period pertaining to a Eurodollar Loan or Eurocurrency Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)    any Interest Period applicable to a Eurodollar Loan or Eurocurrency Loan that would otherwise extend beyond the Facility Termination Date, shall end on the Facility Termination Date; and

(iii)    any Interest Period pertaining to a Eurodollar Loan or Eurocurrency Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interpolated Rate” means (a) with respect to Eurodollar Advances, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (i) the Eurodollar Screen Rate for the longest period (for which the Eurodollar Screen Rate is available for the applicable currency) that is shorter than the Eurodollar Impacted Interest Period and (ii) the Eurodollar Screen Rate for the shortest period (for which the Eurodollar Screen Rate is available for the applicable currency) that exceeds the Eurodollar Impacted Interest Period, in each case, at such time and (b) with respect to Eurocurrency Advances, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (i) the Eurocurrency Screen Rate for the longest period (for which the Eurocurrency Screen Rate is available for the applicable currency) that is shorter than the Eurocurrency Impacted Interest Period and (ii) the Eurocurrency Screen Rate for the shortest period (for which the Eurocurrency Screen Rate is available for the applicable currency) that exceeds the Eurocurrency Impacted Interest Period, in each case, at such time

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable and/or accrued expenses arising in the ordinary course of business payable in accordance with customary practices and loans to employees in the ordinary course of business) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificates of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person (other than Financial Contracts).

“Issuer” or “Issuers” means, individually and collectively, each of JPMCB, in its capacity as the issuer of Letters of Credit hereunder, U.S. Bank and any other Revolving Lender from time to time designated by the Company as an Issuer, with the consent of such Revolving Lender and the Administrative Agent, and their respective successors in such capacity as provided in Section 2.15.9. Any Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuer shall, or shall cause such Affiliate to, comply with the requirements of Section 2.15 with respect to such Letters of Credit). At any time there is more than one Issuer, all singular references to the Issuer shall mean any Issuer, either Issuer, each Issuer, the Issuer that has issued the applicable Facility Letter of Credit, or both (or all) Issuers, as the context may require.

“Issuer Sublimits” means, as of the Effective Date, (i) $12,500,000, in the case of JPMCB, (ii) $12,500,000, in the case of U.S. Bank and (iii) such amount as shall be designated to the Administrative Agent and the Company in writing by an Issuer; provided that any Issuer shall be permitted at any time to increase or reduce its Issuer Sublimit upon providing five (5) days’ prior written notice thereof to the Administrative Agent and the Borrowers.

“Joinder Agreement” means the Joinder Agreement to be entered into by each Foreign Subsidiary Borrower subsequent to the date hereof pursuant to Section 8.2.2, substantially in the form of Exhibit B hereto.

“JPMCB” means JPMorgan Chase Bank, National Association, a national banking association.

“JPMCB Canada” means JPMorgan Chase Bank, National Association, Toronto Branch, together with its Affiliates and successors and assigns.

“Judgment Currency” is defined in Section 16.6.

“Lender Addition and Acknowledgement Agreement” means an agreement in substantially the form of Exhibit C hereto, with such changes thereto as approved by the Administrative Agent.

“Lenders” means the Persons listed on Schedule 1.1(a) and any other Person that shall have become a Lender hereto pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Administrative Agent and the lender of Swing Loans.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or Affiliate of such Lender or the Administrative Agent, as the case may be.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Letter of Credit Collateral Account” is defined in Section 2.15.7.

“Leverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) the Total Debt as of the end of such fiscal quarter to (b) EBITDA, as calculated for the four consecutive fiscal quarters of the Company then ending.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, fixed or floating charge, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement), provided that the filing of financing statements solely with respect to, or other lien or claim solely on, any interest in accounts or notes receivable which are sold or otherwise transferred in a Permitted Securitization Transaction shall not be considered a Lien.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents and all other agreements, certificates and other documents contemplated hereby or executed or delivered pursuant hereto by any Borrower or any Guarantor at any time with or in favor of the Administrative Agent or any Lender.

“Loan Party” means any Borrower or any Guarantor.

“Loans” means, with respect to a Lender, such Lender’s U.S. Loans and Foreign Currency Loans and, with respect to the Administrative Agent, Swing Loans.

“London Administrative Office” means the office of the Administrative Agent in London, England designated by the Administrative Agent from time to time as the London Administrative Office for purposes of this Agreement.

“Margin Stock” means margin stock as defined in Regulations T, U or X.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, (ii) the ability of any Borrower or Guarantor to pay the Obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a plan defined in Section 4001(a)(3) of ERISA to which the Company or any member of the Controlled Group has an obligation to contribute.

“New Term Loan” is defined in Section 2.19(b).

“Note” is defined in Section 2.2.3.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means collectively, the unpaid principal of and interest on the Loans, all obligations and liabilities pursuant to the Facility Letters of Credit and all other obligations and liabilities of each Borrower and each Guarantor to the Administrative Agent or the Lenders under this Agreement and the other Loan Documents (including, without limitation, interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower or any Guarantor, as the case may be, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by any Borrower or any Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Off-Balance Sheet Liability” of a Person means (i) any obligation under a sale and leaseback transaction which is not a Capitalized Lease Obligation, (ii) any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, (iii) the amount of obligations outstanding under the legal documents entered into as part of any asset securitization or similar transaction on any date of determination that would be characterized as principal if such asset securitization or similar transaction (including without limitation any Permitted Securitization Transaction) were structured as a secured lending transaction rather than as a purchase or (iv) any other transaction (excluding operating leases for purposes of this clause (iv)) which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person; in all of the foregoing cases, notwithstanding anything herein to the contrary, the outstanding amount of any Off-Balance Sheet Liability shall be calculated based on the aggregate outstanding amount of obligations outstanding under the legal documents entered into as part of any such transaction on any date of determination that would be characterized as principal if such transaction were structured as a secured lending transaction, whether or not shown as a liability on a consolidated balance sheet of such Person, in a manner reasonably satisfactory to the Administrative Agent.

“One Month LIBOR Rate” means, on any date, the quotient of (a) the Eurodollar Base Rate determined by the Administrative Agent on such date or, if such date is not a Business Day, on the immediately preceding Business Day, for dollar deposits with a maturity equal to one (1) month, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such one month interest period.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.5(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 13.1(c).

“Participant Register” has the meaning assigned to such term in Section 13.1(c).

“Parties” means the Borrower or any of its Affiliates.

“Payment Date” means the last Business Day of each fiscal quarter occurring after the Effective Date, commencing March 31, 2017.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Securitization Transaction” means any asset securitization transaction (i) by a Securitization Entity, (ii) which is sale or other transfer of an interest in accounts or notes receivable, and (iii) which is otherwise permitted by the terms of this Agreement and any other agreement binding on the Company or any of its Subsidiaries.

“Person” means any natural person, corporation, firm, joint venture, limited liability company, partnership, association, enterprise, company or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company or any member of the Controlled Group has any obligation to contribute to on or after the Effective Date.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pledge Agreements” means, collectively, the Pledge Agreement and Irrevocable Proxy dated as of January 31, 2009, given by the Company in favor of JPMCB, as collateral agent, as amended or modified from time to time, and any other pledge or similar agreements in form and substance acceptable to the Administrative Agent entered into by any Borrower or Guarantor at any time for the benefit of the Administrative Agent and the Lenders pursuant to this Agreement, as amended or modified from time to time.

“Prime Rate” means (a) with respect to Loans denominated in U.S. Dollars, the per annum rate announced or established by the Administrative Agent from time to time as its “prime rate” (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Administrative Agent to any of its customers), or (b) when used in connection with any Advance denominated in any Eligible Currency other than Canadian Dollars, the correlative floating rate of interest customarily applicable to similar extensions of credit to corporate borrowers denominated in such currency in the country of issue, as determined by the Administrative Agent, which Prime Rate shall change simultaneously with any change in such announced or established rates.

“Pro Rata Share” means, for each Lender, the ratio of such Lender’s Commitment to the Aggregate Commitment, subject to Section 2.17 so long as any Lender shall be a Defaulting Lender. If at any time the Commitments have been terminated, the amount of any Commitment and the Aggregate Commitment for the purposes of this definition of “Pro Rata Share” only shall be deemed equal to the amount of such Commitment and the Aggregate Commitment, as applicable, immediately prior to its termination.

“Property” of a Person means any and all property, whether real, personal, movable, immovable, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Public-Sider” means any representative of a Lender that does not want to receive material non-public information with the meaning of the federal and state securities laws.

“Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) if the currency is British Pounds Sterling or Canadian Dollars, the first day of such Interest Period, (ii) if the currency is Euro, the day that is two (2) TARGET Days before the first day of such Interest Period, and (iii) for any other currency, two Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the Eurocurrency Base Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Rate Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or its Subsidiaries shall be a Rate Hedging Agreement.

“Rate Hedging Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Hedging Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Hedging Agreement.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuer.

“Register” has the meaning assigned to such term in Section 13.1.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Reimbursement Obligations” means, at any time, the aggregate of the obligations of the Borrowers to the Lenders and the Issuers in respect of all unreimbursed payments or disbursements made by the Issuers and the Lenders under or in respect of the Facility Letters of Credit.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates (which includes without limitation, in the case of any Lender, any of its branches) and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of any examinations or audits pertaining to the Company or any of its Subsidiaries from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of the Code or of ERISA shall be a Reportable Event regardless of the issuance of any waiver of such standard in accordance with either Section 302(c) of ERISA or Section 412(c) of the Code.

“Required Lenders” means (a) at any time prior to the termination of the Commitments, Lenders holding not less than 51% of the Aggregate Commitments of all Lenders; and (b) at any time after the termination of the Commitments, Lenders whose Credit Exposure aggregate at least 51% of the Aggregate Credit Exposure.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserve Requirement” means, with respect to an Interest Period for Eurodollar Loans or Eurocurrency Loans, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves), assessments or similar requirements under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or any option, warrant or other right to acquire any such Capital Stock.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc.

“Same Day Funds” means (a) with respect to disbursements and payments in U.S. Dollars, immediately available funds, and (b) with respect to disbursements and payments in any other Agreed Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in such Agreed Currency.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Canadian government or by the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the Canadian government, the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission or any successor agency.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Obligations” means, collectively, whether now or hereafter arising, all (i) Obligations, and (ii) Rate Hedging Obligations; provided, however, that the definition of ‘Secured Obligations’ shall not create any grant of security interest by any Guarantor to support (or any uarantee or other Contingent Obligation by any Guarantor of, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) each Issuer, (d) any Affiliates of any of the foregoing that are holders of any of the Secured Obligations secured by any of the Collateral and (e) the successors and assigns of each of the foregoing.

“Securitization Entity” means a wholly-owned Subsidiary of the Company that engages in no activities other than Permitted Securitization Transactions and any necessary related activities and owns no assets other than as required for Permitted Securitization Transactions and no portion of the Indebtedness (contingent or otherwise) of which is guaranteed by the Company or any Subsidiary of the Company or is recourse to or obligates the Company or any Subsidiary of the Company in any way, other than pursuant to customary representations, warranties, covenants, indemnities, performance guaranties and other obligations entered into in connection with a Permitted Securitization Transaction.

“Significant Subsidiary” means each present or future subsidiary of the Company which would constitute a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X as currently in effect promulgated by the Securities and Exchange Commission.

“Single Employer Plan” means a Plan which is maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Company.

“Substantial Portion” means, with respect to the Property of the Company and its Subsidiaries, Property which (a) represents more than 30% of the consolidated assets of the Company and its Subsidiaries as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, (b) is responsible for more than 30% of the consolidated net sales or of the consolidated net income of the Company and its Subsidiaries as reflected in the financial statements referred to in clause (a) above, (c) represents more than 30% of the consolidated assets of the Company and its Subsidiaries as would be shown in the consolidated financial statements of the Company and its Subsidiaries as of the Effective Date or (d) is responsible for more than 30% of the consolidated net sales or of the consolidated net income of the Company and its Subsidiaries as reflected in the financial statements referred to in clause (c) above.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Loan Exposure” means, at any time, the aggregate principal amount of all Swing Loans outstanding at such time. The Swing Loan Exposure of any Lender at any time shall be its Pro Rata Share of the total Swing Loan Exposure at such time.

“Swing Loans” is defined in Section 2.16.

“Syndication Agent” means U.S. Bank National Association, in its capacity as syndication agent for the Lenders hereunder.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Debt” as of any date, means all of the following for the Company and its Subsidiaries on a consolidated basis and without duplication: (i) all debt for borrowed money and similar monetary obligations evidenced by bonds, notes, debentures, Capitalized Lease Obligations or otherwise, including without limitation obligations in respect of the deferred purchase price of properties or assets, in each case whether director indirect; (ii) all liabilities secured by any Lien existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (iii) all reimbursement obligations under outstanding letters of credit in respect of drafts which (A) may be presented at any time or (B) have been presented and have not yet been paid and are not included in clause (i) above; (iv) all obligations in respect of any Disqualified Stock; (v) all liabilities for the deferred purchase price of property acquired by the Company or its Subsidiaries (excluding accounts payable and other accrued liabilities arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (vi) all Off-Balance Sheet Liabilities; and (vii) all guarantees and other Contingent Obligation relating to indebtedness or liabilities of the type described in the foregoing clauses (i), (ii), (iii), (iv), (v) or (vi).

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance, Eurocurrency Loan or Eurodollar Loan.

“Unfunded Liabilities” means the amount (if any) by which the actuarial present value of all benefit liabilities under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefit liabilities, all determined as of the then most recent valuation date for such Plans using FASB actuarial assumptions for single employer plan terminations.

“Unliquidated Obligations” means, at any time, any Obligations or other Guaranteed Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S. Bank” means U.S. Bank National Association, a national banking association.

“U.S. Dollar Equivalent” means, on any date with respect to an amount denominated in any currency other than U.S. Dollars, the equivalent in U.S. Dollars of such amount determined at the Exchange Rate on the date of determination of such equivalent.

“U.S. Dollars” and “$” means dollars in lawful currency of the United States of America.

“U.S. Loans” means Loans denominated in U.S. Dollars made to the Company pursuant to Section 2.1(a).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.4(f).

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or similar persons thereof.

“Wholly-Owned Subsidiary” of a Person means any other Person of which 100% of the outstanding Voting Stock of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2.    Rules of Construction. All terms defined in Section 1.1 shall include both the singular and the plural forms thereof and shall be construed accordingly. Use of the terms “herein”, “hereof”, and “hereunder” shall be deemed references to this Agreement in its entirety and not to the Section or clause in which such term appears. References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

1.3.    Accounting Terms; GAAP. (a) Notwithstanding anything herein, in any financial statements of the Company or in GAAP to the contrary:

(i)    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed, and the Applicable Margin and all financial and other covenants hereunder, including defined terms used therein, shall be calculated, in accordance with GAAP, as in effect from time to time, but without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein; provided, that (i) if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders or the Administrative Agent requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Company, the Lenders and the Administrative Agents shall negotiate in good faith to amend such provision and such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith. Additionally, for purposes of determining compliance with any provision of this Agreement, obligations relating to a lease that were (or would be) classified and accounted for by Company and its Subsidiaries as an operating lease under GAAP as in effect on the Effective Date shall continue to be classified and accounted for as obligations relating to an operating lease and not as a capitalized lease notwithstanding any change in GAAP with respect to leases including, without limitation, pursuant to Accounting Standards Codification 840 or Accounting Standards Codification 842.

(ii)    For purposes of calculating the Applicable Margin and all financial and other covenants hereunder, including defined terms used therein, any Acquisitions or asset dispositions made by the Company or any of its Subsidiaries, including through mergers or consolidations and including the incurrence of all Indebtedness related thereto and any other related financial transactions, during the period for which the Applicable Margin and such financial and other covenants were calculated shall be deemed to have occurred on the first day of the relevant period for which such financial and other covenants and the Applicable Margin were calculated on a pro forma basis acceptable to the Administrative Agent.

(b)    To enable the ready and consistent determination of compliance with the covenants set forth in Article VI hereof, the Company will not change the last day of its fiscal year from on or about December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from on or about March 31, June 30 and September 30 of each year, respectively, without the prior consent of the Administrative Agent.

(c)    For purposes of Article VI (including any baskets or limitations expressed in U.S. Dollars therein) of this Agreement, any Indebtedness, Investment or other amount made or incurred in any currency other than U.S. Dollars shall be deemed to be the U.S. Dollar Equivalent thereof.

ARTICLE II

THE CREDITS

2.1.    Commitments.

(a)    Loans. Each Lender agrees, for itself only, subject to the terms and conditions of this Agreement, to make Loans denominated in U.S. Dollars and Agreed Foreign Currencies to the Borrowers and to participate in Facility Letters of Credit and Swing Loans, from time to time from and including the Effective Date to but excluding the Facility Termination Date, not to exceed in aggregate principal amount at any time outstanding the amount determined pursuant to Section 2.1(b). U.S. Loans to the Company or any portion thereof, at the Company’s option, may be Floating Rate Loans or Eurodollar Loans or any combination thereof subject to the terms hereof. Canadian Loans or U.S. Loans to a Canadian Borrower or any portion thereof, at such Canadian Borrower’s option, may be Floating Rate Loans or Eurocurrency Loans or any combination thereof subject to the terms hereof. All other Loans shall be Eurocurrency Loans, subject to the terms hereof.

(b)    Limitation on Amount of Advances. Notwithstanding anything in this Agreement to the contrary:

(i)    the U.S. Dollar Equivalent of the aggregate principal amount of the Aggregate Credit Exposure at any time shall not exceed the Aggregate Commitment;

(ii)    the U.S. Dollar Equivalent of the aggregate Facility Letter of Credit Obligations at any time outstanding shall not exceed $25,000,000;

(iii)    the U.S. Dollar Equivalent of the aggregate principal amount of all Swing Loans at any time outstanding shall not exceed $20,000,000; and

(iv)    the U.S. Dollar Equivalent of the Credit Exposure of any Lender shall not exceed the Commitment of such Lender.

2.2.    Repayment of Loans; Evidence of Debt.

2.2.1    (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender in the relevant Agreed Currency the then unpaid principal amount of each Loan owing by such Borrower to such Lender on the Facility Termination Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Each Borrower hereby further agrees to pay to the Administrative Agent for the account of each Lender interest in the relevant Agreed Currency on the unpaid principal amount of the Loans owing by such Borrower from time to time outstanding until payment thereof in full at the rates per annum, and on the dates, set forth in Section 2.8.

(b)    In addition to all other payments of the Loans required hereunder, the Borrowers shall prepay the Advances at any time the Advances exceed the amounts permitted under Section 2.1(b) by an amount equal to or greater than the amount of such excess.

2.2.2    The books and records of the Administrative Agent and of each Lender shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such books and records or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to such Borrowers by such Lender in accordance with the terms of this Agreement.

2.2.3    The Borrowers agree that, upon the request to the Administrative Agent by any Lender, the relevant Borrowers will execute and deliver to such Lender promissory notes of each Borrower evidencing the Loans of such Lender, substantially in the form of Exhibit D with appropriate insertions as to date, currency and principal amount (each, a “Note”); provided, that the delivery of such Notes shall not be a condition precedent to the Effective Date.

2.3.    Procedures for Borrowing.

(a)    Each Borrower may borrow under the Commitments from time to time prior to the Facility Termination Date on any Business Day.

(b)    The Company shall give the Administrative Agent irrevocable notice (i) by 11:00 a.m., New York City time, on the date three Business Days prior to the requested Borrowing Date, if all or any part of the requested Loans are to be initially Eurodollar Loans, (ii) by 11:00 a.m., London time, on the date four Business Days prior to the requested Borrowing Date, if all or any part of the requested Loans are to be initially Eurocurrency Loans, or (iii) by 11:00 a.m., New York City time, on the Borrowing Date otherwise, specifying in each case (w) the amount to be borrowed and, if such Loan is to be denominated in an Agreed Foreign Currency and not in U.S. Dollars, specifying the Agreed Foreign Currency thereof, (x) the requested Borrowing Date, (y) whether the borrowing is to be of Fixed Rate Loans, Floating Rate Loans (if denominated in U.S. Dollars only) or a combination thereof (and such Borrowing shall be a Eurocurrency Loan if it is denominated in an Agreed Foreign Currency and not in U.S. Dollars) and (z) if the borrowing is to be entirely or partly of Fixed Rate Loans, the amount of such Type of Loan and the length of the initial Interest Periods therefor. Each borrowing under the Commitments shall be in an amount equal to (A) in the case of Floating Rate Loans, 5,000,000 units or a whole multiple of 1,000,000 units in excess thereof (or, if the then aggregate available Commitments are less than $5,000,000, such lesser amount) and (B) in the case of Eurodollar or Eurocurrency Loans, 5,000,000 units or a whole multiple of 1,000,000 units in excess thereof. Upon receipt of any such notice from the Company, the Administrative Agent shall promptly notify each Lender thereof. Not later than 12:00 p.m., New York City time on each requested Borrowing Date each Lender shall make an amount equal to its Pro Rata Share of the principal amount of the Loans requested to be made on such Borrowing Date available to the Administrative Agent at its office specified in Section 14.1 in U.S. Dollars and in Same Day Funds. The Administrative Agent shall on such date credit the account of the Company on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(c)    Each Foreign Subsidiary Borrower (other than the Canadian Borrower) shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 a.m., London time four Business Days prior to the requested Borrowing Date) specifying in each case (i) the amount to be borrowed and the Agreed Foreign Currency thereof or if such Loan will be denominated in U.S. Dollars, (ii) the requested Borrowing Date and (iii) the length of the initial Interest Period therefor. The Canadian Borrower shall give the Administrative Agent irrevocable notice (i) by 11:00 a.m., New York City time, on the date three Business Days prior to the requested Borrowing Date, if all or any part of the requested Loans are to be initially Fixed Rate Loans, or (ii) by 11:00 a.m., New York City time, on the Borrowing Date otherwise, specifying in each case (w) the amount to be borrowed and specifying the currency thereof (an Agreed Foreign Currency or U.S. Dollars), (x) the requested Borrowing Date, (y) whether the borrowing is to be of Fixed Rate Loans or Floating Rate Loans (if denominated in U.S. Dollars or Canadian Dollars only) and (z) if the borrowing is to be entirely or partly of Fixed Rate Loans, the amount of such Type of Loan and the length of the initial Interest Periods therefor. Each borrowing by any Foreign Subsidiary Borrower shall be in an amount equal to an amount in the relevant Agreed Foreign Currency or U.S. Dollars which 5,000,000 units or a whole multiple of 1,000,000 units in excess thereof or such other amounts as may be agreed upon between the Company and the Administrative Agent. Upon receipt of any such notice from any such Borrower, the Administrative Agent shall promptly notify the relevant Lenders with respect to such Borrower. Not later than 2:00 p.m., local time of the Administrative Agent’s funding office for such Borrower, on the requested Borrowing Date, each such Lender shall make an amount equal to its Pro Rata Share of the principal amount of such Loans requested to be made on such Borrowing Date available to the Administrative Agent at the Administrative Agent’s funding office for such Borrower specified by the Administrative Agent from time to time by notice to such Lenders and in Same Day Funds. The amounts made available by each such Lender will then be made available to the relevant Borrower at the funding office for such Borrower and in like funds as received by the Administrative Agent.

2.4.    Termination or Reduction of Commitments. The Company may permanently reduce the Commitments, in whole or in part, ratably among the Lenders in integral multiples of $5,000,000 upon at least three Business Days’ prior written notice; provided, however, that the Aggregate Commitments may not be reduced below the Aggregate Credit Exposure of all Lenders. In addition, all accrued facility fees shall be payable on the effective date of any termination of the Commitments.

2.5.    Facility and Administrative Agent Fees.

2.5.1.    The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee at the rate per annum set forth in the pricing grid in the Applicable Margin definition, on the average daily amount of each Commitment of such Lender, whether used or unused, from and including the Effective Date to but excluding the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date, and after the Facility Termination Date payable on the Aggregate Credit Exposure on demand by the Administrative Agent.

2.5.2.    The Company agrees to pay to the Administrative Agent for its own account, such other fees as agreed to in writing between the Company and the Administrative Agent.

2.6.    Optional Principal Payments on All Loans.

2.6.1.    The Company may at any time and from time to time prepay Floating Rate Loans, in whole or in part, without penalty or premium, upon at least one Business Day’s irrevocable notice to the Administrative Agent specifying the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayment of Floating Rate Loans shall be in a minimum aggregate amount of $1,000,000 or any integral multiple of $250,000 in excess thereof, or such lesser principal amount as may equal the outstanding Floating Rate Loans to a Borrower or such lesser amount as may be agreed to by the Administrative Agent.

2.6.2.    Each Borrower may at any time and from time to time prepay, without premium or penalty (but together with payment of any amount payable pursuant to Section 3.4), its Fixed Rate Loans in whole or in part, upon at least three Business Days’ irrevocable notice to the Administrative Agent (which notice must be received by the Administrative Agent prior to 11:00 a.m., New York City time, in the case of prepayments by the Company and prior to 11:00 a.m., London time, in the case of prepayments by any other Borrower) specifying the date and amount of prepayment. Partial payments of Fixed Rate Loans shall be in a minimum aggregate amount of 5,000,000 units in the applicable Agreed Currency or in an integral multiple of 1,000,000 units in excess thereof, or such lesser principal amount as may equal the outstanding Fixed Rate Loans to a Borrower or such lesser amount as may be agreed to by the Administrative Agent.

2.6.3.    Each prepayment pursuant to this Section 2.6 and each conversion pursuant to Section 2.7 shall be accompanied by accrued and unpaid interest on the amount prepaid to the date of prepayment and any amounts payable under Section 3.4 in connection with such payment.

2.6.4.    Prepayments by any Borrower pursuant to this Section 2.6 shall be applied first to any Floating Rate Loans of such Borrower and second to any Fixed Rate Loans of such Borrower then outstanding in such order as such Borrower may direct, provided that all prepayments on any Loans to a Borrower shall be applied pro rata to the Loans owing by such Borrower.

2.6.5.    All amounts prepaid may be reborrowed and successively repaid and reborrowed, subject to the other terms and conditions in this Agreement.

2.7.    Conversion and Continuation of Outstanding Advances.

2.7.1.    U.S. Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Advance either continue as a Eurodollar Advance for the same or another Interest Period or be converted into a Floating Rate Advance. Subject to the terms hereof, the applicable Borrower may elect from time to time to convert all or any part of an Advance of any Type to the Company into any other Type or Types of Advance; provided that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The applicable Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Eurodollar Advance not later than 11:00 a.m., New York City time, at least one Business Day, in the case of a conversion into a Floating Rate Advance, or three Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

(a)    the requested date, which shall be a Business Day, of such conversion or continuation,

(b)    the aggregate amount and Type of the Advance which is to be converted or continued, and

(c)    the amounts and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Interest Period applicable thereto.

2.7.2.    Eurocurrency Advances. Any Eurocurrency Advances may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving the Administrative Agent at least three Business Days’ prior irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 a.m., New York City time, in the case of continuations by the Company or the Canadian Borrower and prior to 11:00 a.m., London time, in the case of continuations by any other Borrower) of such election and specifying the duration of the Interest Period applicable thereto, provided, that if the relevant Borrower shall fail to give such notice, such Eurocurrency Advance shall be automatically continued for an Interest Period of one month, provided, further, that if such continuation would extend the Interest Period beyond the Facility Termination Date then such continuation shall not be permitted and such Eurocurrency Advance shall be due at the end of the then applicable Interest Period.

2.8.    Interest Rates, Interest Payment Dates; Interest and Fee Basis.

(a)    Each Floating Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made or is converted from a Fixed Rate Loan into a Floating Rate Loan pursuant to Section 2.7 to but excluding the date it becomes due or is converted into a Fixed Rate Loan pursuant to Section 2.7 hereof, at a rate per annum equal to the Floating Rate for such day. Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period. Each Eurocurrency Loan to any Foreign Subsidiary Borrower shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the applicable Eurocurrency Rate determined for such Interest Period or at such other interest rate as agreed to by all Lenders.

(b)    Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the Effective Date and at maturity. Interest accrued on each Fixed Rate Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Fixed Rate Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Fixed Rate Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.

(c)    Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, except as otherwise provided in the definition of Interest Period, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

(d)    All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period such interest or fee is payable over a year comprised of 360 days, except for (i) interest on Floating Rate Loans which shall be calculated for actual days elapsed on the basis of a 365 day year, or 366 days in a leap year, (ii) interest on Loans denominated in British Pounds Sterling which shall be calculated for actual days elapsed on the basis of a 365 day year or unless otherwise specified herein and (iii) interest on Loans denominated in any other Foreign Currency for which it is required by applicable law or customary to compute interest on the basis of a year of 365 days or, if required by applicable law or customary, 366 days in a leap year, shall be computed on such basis.

(e)    Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Fixed Rate Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Fixed Rate Advance. No Interest Period may end after the Facility Termination Date.

(f)    For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the Applicable Margin based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 or 365, as the case may be, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(g)    If any provision of this Agreement would oblige a Canadian Borrower to make any payment of interest or other amount payable to any holder of Obligations in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that holder of Obligations of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that holder of Obligations of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i)    first, by reducing the amount or rate of interest; and

(ii)    thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

2.10.    Rates Applicable After Default. Notwithstanding anything to the contrary contained in this Agreement, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued (after the expiration of the then current Interest Period) as a Fixed Rate Advance, provided that, notwithstanding the foregoing, any outstanding Eurocurrency Advance may be continued for an Interest Period not to exceed one month after such notice to the Borrowers by the Required Lenders. Upon and during the continuance of any Default, the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders as to changes and interest rates) declare that (i) each Fixed Rate Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period (with the Applicable Margin automatically adjusted to the highest amount provided in the definition of Applicable Margin, notwithstanding where the Applicable Margin would otherwise be set) plus 2% per annum, and (ii) each Floating Rate Advance and any other amount due under this Agreement shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to Floating Rate Loans plus 2% per annum, provided that, upon and during the continuance of any acceleration for any reason of any of the Obligations, the interest rate set forth in clauses (i) and (ii) shall be applicable to all Advances without any election or action on the part of the Administrative Agent or any Lender.

2.10.    Pro Rata Payment, Method of Payment.

2.10.1.    Each borrowing of Loans by the Company from the Lenders shall be made pro rata according to the Pro Rata Shares of such Lenders in effect on the date of such borrowing. Each payment by the Company on account of any facility fee shall be allocated by the Administrative Agent among the Lenders in accordance with their respective Pro Rata Shares. Any reduction of the Commitments of the Lenders shall be allocated by the Administrative Agent among the Lenders pro rata according to the Pro Rata Shares of the Lenders with respect thereto. Except as otherwise provided in this Agreement, each optional prepayment by the Company on account of principal or interest on its Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts thereof. All payments (including prepayments) to be made by the Company hereunder in respect of amounts denominated in U.S. Dollars, whether on account of principal, interest, fees or otherwise, shall be made, without setoff, deduction, or counterclaim, in Same Day Funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIV, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Company, by 12:00 p.m., New York City time on the date when due. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of any Borrower maintained with JPMCB or any of its Affiliates for each payment of principal, interest and fees as it becomes due hereunder.

2.10.2.    Each borrowing of Foreign Currency Loans by any Borrower shall be made pro rata according to the Pro Rata Shares of the Lenders in effect on the date of such Loans. Except as provided in this Agreement, each payment (including each prepayment) by a Foreign Subsidiary Borrower on account of principal of and interest on its Loans shall be allocated by the Administrative Agent pro rata according to the respective principal amounts of the Loans then due and owing by such Borrower. All payments (including prepayments) to be made by a Borrower on account of Loans, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction, or counterclaim in the currency of such Loan (in Same Day Funds) to the Administrative Agent for the account of the Lenders at the payment office for such Loans specified from time to time by the Administrative Agent by notice to the Borrowers prior to 12:00 p.m. local time at such payment office on the due date thereof. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of any Borrower maintained with JPMCB or any of its Affiliates for each payment of principal, interest and fees as it becomes due hereunder.

2.11.    Telephonic Notices. Each Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any Person or Persons the Administrative Agent or any Lender reasonably and in good faith believes to be an Authorized Officer. Each Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. Notwithstanding anything herein to the contrary, all requests for Loans denominated in any Foreign Currency (other than from the Canadian Borrower) or any continuation of such Loans, or conversion thereto, shall be in writing unless otherwise agreed to by the Administrative Agent.

2.12.    Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each

Commitment reduction notice, borrowing notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Fixed Rate Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.13.    Lending Installations. Each Lender may make and book its Loans at any Lending Installation(s) selected by such Lender and may change its Lending Installation(s) from time to time. All terms of this Agreement shall apply to any such Lending Installation(s) and the Notes, if any, shall be deemed held by each Lender for the benefit of such Lending Installation(s). Each Lender may, by written notice to the Administrative Agent and the applicable Borrower, designate one or more Lending Installations which are to make and book Loans and for whose account Loan payments are to be made.

2.14.    Non-Receipt of Funds by the Administrative Agent. Unless a Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of a Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for the first five days and the interest rate applicable to the relevant Loan for each day thereafter or (ii) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan.

2.15.    Facility Letters of Credit.

2.15.1.    Obligation to Issue. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrowers herein set forth, the Issuers hereby agree to issue for the account of a Borrower through such of the Issuer’s Lending Installations or Affiliates as the Issuer may determine, one or more Facility Letters of Credit in accordance with this Section 2.15, from time to time during the period, commencing on the Effective Date and ending five Business Days prior to the Facility Termination Date. All Existing Facility Letters of Credit shall be deemed issued hereunder on the Effective Date. Notwithstanding anything herein to the contrary, the Issuer shall have no obligation hereunder to issue, and shall not issue, any Facility Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuer from issuing such Facility Letter of Credit, or any Requirement of Law relating to the Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuer shall prohibit, or request that the Issuer refrain from, the issuance of letters of credit generally or such Facility Letter of Credit in particular or shall impose upon the Issuer with respect to such Facility Letter of Credit any restriction, reserve or capital requirement (for which the Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuer in good faith deems material to it, or (iii) if the issuance of such Facility Letter of Credit would violate one or more policies of the Issuer applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.

2.15.2.    Conditions for Issuance. In addition to being subject to the satisfaction of the conditions contained in Sections 4.1 and 4.2, the obligation of an Issuer to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:

(a)    the aggregate maximum amount then available for drawing under Facility Letters of Credit issued by the Issuers, after giving effect to the Facility Letter of Credit requested hereunder, shall not exceed any limit imposed by law or regulation upon the Issuer;

(b)    the requested Facility Letter of Credit has an expiration date not later than one year after the date of issuance (or, in the case of any renewal or extension thereof, one year after such renewal or extension);

(c)    after giving effect to the Facility Letter of Credit requested hereunder, the aggregate maximum amount then available for drawing under Facility Letters of Credit issued by the Issuers, shall not exceed the amount permitted by Section 2.1(b), and no prepayment would be required under this Agreement and no provision of this Agreement would be breached;

(d)    the applicable Borrower shall have delivered to the applicable Issuer at such times and in such manner as such Issuer may reasonably prescribe such documents and materials as may be required pursuant to the terms of the proposed Facility Letter of Credit and the proposed Facility Letter of Credit shall be reasonably satisfactory to such Issuer as to form and content; and

(e)    as of the date of issuance, no order, judgment or decree of any Court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain such Issuer from issuing the Facility Letter of Credit and no law, rule or regulation applicable to such Issuer and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuer shall prohibit or request that such Issuer refrain from the issuance of Letters of Credit generally or the issuance of that Facility Letter of Credit.

Notwithstanding the foregoing or anything to the contrary contained herein, no Issuer shall be obligated to issue or modify any Facility Letter of Credit if, immediately after giving effect thereto, the outstanding Facility LC Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuer’s Issuer Sublimit. Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that a Borrower may from time to time request that an Issuer issue Letters of Credit in excess of its individual Issuer Sublimit in effect at the time of such request, and each Issuer agrees to consider any such request in good faith. Any Facility Letter of Credit so issued by an Issuer in excess of its individual Issuer Sublimit then in effect shall nonetheless constitute a Facility Letter of Credit for all purposes of the Credit Agreement, and shall not affect the Issuer Sublimit of any other Issuer, subject to the limitations on the aggregate Facility LC Exposure set forth in Section 2.1(b).

2.15.3.    Procedure for Issuance of Facility Letters of Credit. (a) The applicable Borrower shall give one of the Issuers and the Administrative Agent three Business Days’ prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (except that, in lieu of such written notice, a Borrower may give an Issuer (i) notice of such request by facsimile or other electronic means acceptable to such Issuer or (ii) telephonic notice of such request if confirmed in writing by delivery to such Issuer (A) immediately of a facsimile or other electronic means acceptable to such Issuer of the written notice required hereunder which has been signed by an Authorized Officer of such Borrower and (B) promptly (but in no event later than the requested time of issuance) of a copy of the written notice required hereunder containing the original signature of an Authorized Officer of such Borrower); such notice shall be irrevocable and shall specify the stated amount and Agreed Currency of the Facility Letter of Credit requested, (which requested currency shall be limited to the currency in which such Borrower may obtain Loans under this Agreement), the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit, the date on which such requested Facility Letter of Credit is to expire (which date shall be a Business Day and shall in no event be later than the fifth day prior to Facility Termination Date, unless such Facility Letter of Credit is cash collateralized pursuant to Section 2.15.7), the purpose for which such Facility Letter of Credit is to be issued, and the Person for whose benefit the requested Facility Letter of Credit is to be issued. The Administrative Agent shall give notice to each applicable Lender of the issuance of each Facility Letter of Credit reasonably promptly after such Facility Letter of Credit is issued. At the time such request is made, the requesting Borrower shall also provide the applicable Issuer with a copy of the form of the Facility Letter of Credit it is requesting be issued. Such notice, to be effective, must be received by such Issuer not later than 2:00 p.m. (local time) or the time agreed upon by such Issuer and such Borrower on the last Business Day on which notice can be given under this Section 2.15.3.

(b)    Subject to the terms and conditions of this Section 2.15.3 and provided that the applicable conditions set forth in Sections 4.1 and 4.2 hereof have been satisfied, the Issuer shall, on the requested date, issue a Facility Letter of Credit on behalf of the applicable Borrower in accordance with such Issuer’s usual and customary business practices.

(c)    The Issuers shall not extend or amend any Facility Letter of Credit unless the requirements of this Section 2.15 are met as though a new Facility Letter of Credit was being requested and issued.

2.15.4.    Reimbursement Obligations. (a) Each Borrower agrees to pay to the Issuer the amount of all Reimbursement Obligations, interest and other amounts payable to the Issuer under or in connection with any Facility Letter of Credit issued on behalf of such Borrower immediately when due, irrespective of any claim, set-off, defense or other right which the Borrower, the Company or any Subsidiary may have at any time against the Issuer or any other Person, under all circumstances, including without limitation, any of the following circumstances:

(i)    any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii)    the existence of any claim, setoff, defense or other right which any Borrower or any Subsidiary may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), any Issuer, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between any Borrower or any Subsidiary and the beneficiary named in any Facility Letter of Credit);

(iii)    any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)    the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(v)    the occurrence of any Default or Unmatured Default.

(b)    The Issuer shall promptly notify the applicable Borrower of any draw under a Facility Letter of Credit. Such Borrower shall reimburse the applicable Issuer for drawings under a Facility Letter of Credit issued by it on behalf of such Borrower promptly after the payment by the Issuer. Any Reimbursement Obligation with respect to any Facility Letter of Credit shall bear interest from the date of the relevant drawings under the pertinent Facility Letter of Credit at (i) in the case of such Obligations denominated in U.S. Dollars, the interest rate for Floating Rate Loans or (ii) in the case of such Obligations denominated in an Agreed Foreign Currency, at the correlative floating rate of interest customarily applicable to similar extensions of credit to corporate borrowers denominated in such currency in the country of issue of such currency, as determined by the Administrative Agent. In addition to its other rights, the Issuers shall also have all rights for indemnification and reimbursement as each Lender is entitled under this Agreement.

2.15.5.    Participation. (a) Immediately upon issuance by an Issuer of any Facility Letter of Credit in accordance with the procedures set forth in Section 2.15.3, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation equal to its Pro Rata Share of such Facility Letter of Credit (including, without limitation, all obligations of the applicable Borrower with respect thereto) and any security therefor or guaranty pertaining thereto; provided, that a Facility Letter of Credit issued by an Issuer shall not be deemed to be a Facility Letter of Credit for purposes of this Section 2.15.5 if such Issuer shall have received written notice from any Lender on or before one Business Day prior to the date of its issuance of such Facility Letter of Credit that one or more of the conditions contained in Sections 4.1 or 4.2 are not then satisfied, and, in the event an Issuer receives such a notice, it shall have no further obligation to issue any Facility Letter of Credit until such notice is withdrawn by that Lender or such condition has been effectively waived in accordance with the provisions of this Agreement.

(b)    In the event that an Issuer makes any payment under any Facility Letter of Credit and the applicable Borrower shall not have repaid such amount to the Issuer pursuant to Section 2.15.4, the Issuer shall promptly notify the Administrative Agent and each Lender participating in such Facility Letter of Credit of such failure, and each Lender participating in such Facility Letter of Credit shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Lender’s Pro Rata Share of the unreimbursed amount of any such payment in such currency. If any Lender participating in such Facility Letter of Credit fails to make available to such Issuer any amounts due to such Issuer pursuant to this Section 2.15.5(b), such Issuer shall be entitled to recover such amount, together with interest thereon (i) in the case of amounts denominated in U.S. Dollars, at the Federal Funds Effective Rate, for the first three Business Days after such Lender receives such notice and thereafter, at the Floating Rate, or (ii) in the case of amounts denominated in an Agreed Foreign Currency, at a local cost of funds rate for obligations in such currency as determined by the Administrative Agent for the first three Business Days after such Lender receives such notice, and thereafter at the floating rate of interest correlative to the Floating Rate customarily applicable to similar extensions of credit to corporate borrowers denominated in such currency in the country of issue of such currency, as determined by the Administrative Agent, in either case payable (i) on demand, (ii) by setoff against any payments made to such Issuer for the account of such Lender or (iii) by payment to such Issuer by the Administrative Agent of amounts otherwise payable to such Lender under this Agreement. The failure of any Lender to make available to the Administrative Agent its Pro Rata Share of the unreimbursed amount of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent its Pro Rata Share of the unreimbursed amount of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent its Pro Rata Share of the unreimbursed amount of any payment on the date such payment is to be made.

(c)    Whenever the Issuer receives a payment on account of a Reimbursement Obligation, including any interest thereon, it shall promptly pay to each Lender which has funded its participating interest therein, in like funds as received an amount equal to such Lender’s Pro Rata Share thereof.

(d)    The obligations of a Lender to make payments to the Administrative Agent with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

(e)    In the event any payment by a Borrower received by the Administrative Agent with respect to a Facility Letter of Credit and distributed by the Administrative Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Administrative Agent in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by the Administrative Agent, contribute such Lender’s Pro Rata Share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Administrative Agent upon the amount required to be repaid by it.

2.15.6.    Compensation for Facility Letters of Credit.

(a)    The Issuer of a Facility Letter of Credit shall have the right to receive from the Borrower which requested issuance of such Facility Letter of Credit, solely for the account of such Issuer, a fronting fee in an amount agreed upon with the applicable Issuer as well as the Issuer’s reasonable and customary costs of issuing and servicing the Facility Letters of Credit.

(b)    In addition, such Borrower shall pay to the Administrative Agent for the account of each Lender participating in such Facility Letter of Credit a non-refundable fee at a per annum rate equal to the Applicable Margin applied to the face amount of the Facility Letter of Credit, payable quarterly in arrears to all Lenders participating in such Facility Letter of Credit (including the Issuers) ratably from the date such Facility Letter of Credit is issued until its stated expiry date.

2.15.7.    Letter of Credit Collateral Account. Each Borrower hereby agrees that it will, until the final expiration date of any Facility Letter of Credit and thereafter as long as any amount is payable to the Lenders in respect of any Facility Letter of Credit, maintain a special collateral account (the “Letter of Credit Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIV, in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1. The Administrative Agent will invest any funds on deposit from time to time in the Letter of Credit Collateral Account in certificates of deposit of the Administrative Agent having a maturity not exceeding 30 days. Nothing in this Section 2.15.7 shall either obligate the Administrative Agent to require any Borrower to deposit any funds in the Letter of Credit Collateral Account or limit the right of the Administrative Agent to release any funds held in the Letter of Credit Collateral Account other than as follows: (a) as required by Section 8.1, and the Borrower’s obligations to deposit funds in the Letter of Credit Collateral Account are limited to the circumstances required by

Section 8.1 after the occurrence of a Default and during the continuance thereof and with respect to any Facility Letter of Credit with an expiration after the Facility Termination Date, and (b) if any Facility Letter of Credit has an expiration date after the Facility Termination Date, the Company shall deposit funds in the Letter of Credit Collateral Account in an amount equal to or greater than 105% of the aggregate maximum amount remaining available to be drawn under all such Facility Letters of Credit on or before the date 30 days prior to the Facility Termination Date.

2.15.8.    Nature of Obligations. (a) As among the Borrowers, the Issuers and the Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Facility Letters of Credit by, the respective beneficiaries of the Facility Letters of Credit requested by it. In furtherance and not in limitation of the foregoing, the Issuers and the Lenders shall not be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Facility Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Facility Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Facility Letter of Credit to comply fully with conditions required in order to draw upon such Facility Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) misapplication by the beneficiary of a Facility Letter of Credit of the proceeds of any drawing under such Facility Letter of Credit; or (vii) any consequences arising from causes beyond the control of the Issuers or the Lenders. In addition to amounts payable as elsewhere provided in this Section 2.15, such Borrower hereby agrees to protect, indemnify, pay and save the Administrative Agent, each Issuer and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) arising from the claims of third parties against the Administrative Agent or such Issuer in respect of any Facility Letter of Credit requested by such Borrower.

(b)    In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuers or any Lender under or in connection with the Facility Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put such Issuer or such Lender under any resulting liability to any Borrower or relieve any Borrower of any of its obligations hereunder to the Issuers, the Administrative Agent or any Lender.

(c)    Notwithstanding anything to the contrary contained in this Section 2.15.8, a Borrower shall not have any obligation to indemnify the Administrative Agent, any Issuer or any Lender under this Section 2.15 in respect of any liability incurred by each arising primarily out of the willful misconduct of such Issuer, as determined by a court of competent jurisdiction, or out of the wrongful dishonor by such Issuer of a proper demand for payment made under the Facility Letters of Credit issued by such Issuer as determined by a court of competent jurisdiction, unless such dishonor was made at the request of such Borrower in writing, or out of the wrongful honor by such Issuer of a demand for payment made under the Facility Letters of Credit issued by such Issuer which demand for payment does not comply with the conditions required in order to draw upon such Facility Letter of Credit as determined by a court of competent jurisdiction, unless such dishonor was made at the request of such Borrower in writing.

2.15.9.    Replacement and Resignation of the Issuer. (a) Any Issuer may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuer and the successor Issuer. The Administrative Agent shall notify the Lenders of any such replacement of the Issuer. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuer. From and after the effective date of any such replacement, (i) the successor Issuer shall have all the rights and obligations of the Issuer under this Agreement with respect to Facility Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuer” shall be deemed to refer to such successor or to any previous Issuer, or to such successor and all previous Issuers, as the context shall require. After the replacement of an Issuer hereunder, the replaced Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an Issuer under this Agreement with respect to Facility Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Facility Letters of Credit.

(b) Subject to the appointment and acceptance of a successor Issuer, the Issuer may resign as an Issuer at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Lenders, in which case, such Issuer shall be replaced in accordance with Section 2.15.19(a) above.

2.15.10.     Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuer shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Facility Letters of Credit issued by such Issuer, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuer issues, amends, renews or extends any Facility Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Facility Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuer makes any Facility LC Disbursement, the date and amount of such Facility LC Disbursement, (iv) on any Business Day on which a Borrower fails to reimburse a Facility LC Disbursement required to be reimbursed to such Issuer on such day, the date of such failure and the amount of such Facility LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Facility Letters of Credit issued by such Issuer.

2.15.11.     LC Exposure Determination. For all purposes of this Agreement, the amount of a Facility Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Facility Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

2.16.    Swing Loans.

(a)    Making of Swing Loans. The Administrative Agent may elect in its sole discretion to make revolving loans (the “Swing Loans”) to any Borrower solely for the Administrative Agent’s own account, from time to time prior to the Facility Termination Date up to an aggregate principal amount at any one time outstanding not to exceed the amount permitted by Section 2.1(b). The Administrative Agent may make Swing Loans, provided that the Administrative Agent has received a request in writing (or via telephone if permitted by the Administrative Agent) from an Authorized Officer of such Borrower for funding of a Swing Loan no later than such time required by the Administrative Agent, on the Business Day on which such Swing Loan is requested to be made in the case of Swing Loans denominated in U.S. Dollars, Euros or British Pounds Sterling or, if required by the Administrative Agent, one Business Day prior to the date such Swing Loan is requested to be made in the case of Swing Loans denominated in any other Agreed Currency. The Administrative Agent shall not make any Swing Loan in the period commencing one Business Day after the Administrative Agent shall have received written notice from any Lender that one or more of the conditions contained in Sections 4.1 or 4.2 are not then satisfied and ending upon the satisfaction or waiver of such condition(s). Each outstanding Swing Loan shall be payable on the Business Day following demand therefor, with interest at the rate agreed to between the Administrative Agent and such Borrower accrued thereon, shall be secured as part of the Obligations by the Collateral and shall otherwise be subject to all the terms and conditions applicable to Loans, except that all interest thereon shall be payable to the Administrative Agent solely for its own account.

(b)    Swing Loan Borrowing Requests. Each Borrower agrees to deliver promptly to the Administrative Agent a written confirmation of each telephonic notice for Swing Loans signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent, the records of the Administrative Agent shall govern, absent manifest error.

(c)    Repayment of Swing Loans. At any time after making a Swing Loan, the Administrative Agent may request such Borrower to, and upon request by the Administrative Agent such Borrower shall, promptly request an Advance from all Lenders to such Borrower and apply the proceeds of such Advance to the repayment of any Swing Loan owing by such Borrower not later than the Business Day following the Administrative Agent’s request. Notwithstanding the foregoing, upon the earlier to occur of (a) three Business Days after demand is made by the Administrative Agent, and (b) the Facility Termination Date, each Lender (other than the Administrative Agent) shall irrevocably and unconditionally purchase from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Swing Loan in an amount equal to such Lender’s Pro Rata Share of such Swing Loan and promptly pay such amount to the Administrative Agent in Same Day Funds. Such payment shall be made by the other Lenders whether or not a Default is then continuing or any other condition precedent set forth in Section 4.2 is then met and whether or not such Borrower has then requested an Advance in such amount. If any Lender fails to make available to the Administrative Agent, any amounts due to the Administrative Agent from such Lender pursuant to this Section, the Administrative Agent shall be entitled to recover such amount, together with interest thereon at the Federal Funds Effective Rate or such other local cost of funds rate determined by the Administrative Agent with respect to any Swing Loan denominated in any Agreed Foreign Currency for the first three Business Days after such Lender receives notice of such required purchase and thereafter, at the rate applicable to such Loan, payable (i) on demand, (ii) by setoff against any payments made to the Administrative Agent for the account of such Lender or (iii) by payment to the Administrative Agent by the Administrative Agent of amounts otherwise payable to such Lender under this Agreement. The failure of any Lender to make available to the Administrative Agent its Pro Rata Share of any unpaid Swing Loan shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent its Pro Rata Share of any unpaid Swing Loan on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent its Pro Rata Share of any unpaid Swing Loan.

2.17.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.5.1, subject to clause (c)(iv) below;

(b)    the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.2), provided that any waiver, amendment or modification requiring the consent of all Lenders or each Lender affected thereby which affects such Defaulting Lender shall require the consent of such Defaulting Lender;

(c)    if any Swing Loan Exposure or Facility LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)    all or any part of such Swing Loan Exposure and Facility LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swing Loan Exposure and Facility LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments; and

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swing Loan Exposure and (y) second, cash collateralize such Defaulting Lender’s Facility LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth herein for so long as such Facility LC Exposure is outstanding;

(iii)    if the Company cash collateralizes any portion of such Defaulting Lender’s Facility LC Exposure pursuant to Section 2.17(c), the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.15.6(b) with respect to such Defaulting Lender’s Facility LC Exposure during the period such Defaulting Lender’s Facility LC Exposure is cash collateralized;

(iv)    if the Facility LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.17(c), then the fees payable to the Lenders pursuant to Section 2.5(a) and Section 2.15.6(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; or

(v)    if any Defaulting Lender’s Facility LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.17(c), then, without prejudice to any rights or remedies of the Issuers or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such Facility LC Exposure) and letter of credit fees payable under Section 2.15.6(b) with respect to such Defaulting Lender’s Facility LC Exposure shall be payable to the Issuers until such Facility LC Exposure is cash collateralized and/or reallocated;

(vi)    so long as any Lender is a Defaulting Lender, the Issuers shall not be required to issue, amend or increase any Facility Letter of Credit (and it is acknowledged that the Administrative Agent is not be required to fund any Swing Loan at any time) and, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.17(c), and participating interests in any such newly issued or increased Facility Letter of Credit or newly made Swing Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.17(c)(i) (and Defaulting Lenders shall not participate therein); and

(d)    notwithstanding anything herein to the contrary, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent (other than to the Administrative Agent as the lender of Swing Loans) hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuers or the Administrative Agent (in its capacity as the lender of Swing Loans) hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Swing Loan or Facility Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and such Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to such Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by such Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of Facility LC Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Administrative Agent or any Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuer shall be required to issue, amend or increase any Facility Letter of Credit, unless the Issuer shall have entered into arrangements with the applicable Borrowers or such Lender, satisfactory to the Administrative Agent or such Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder. It is acknowledged that the Administrative Agent is not required to fund any Swing Loan at any time.

In the event that the Administrative Agent, the Company and the Issuers each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Loan Exposure and Facility LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.

2.18.    Collateral Security; Guaranties; Further Assurances.

(a)    As security for the payment of the Secured Obligations, the Company shall execute and deliver, or cause to be executed and delivered, to the Lenders and the Administrative Agent Loan Documents granting the following: first priority liens and security interests, pursuant to Pledge Agreements, on 65% of the present and future voting Capital Stock (and 100% of such non-voting Capital Stock) of certain present and future Foreign Subsidiaries and Guaranties of certain present and future Domestic Subsidiaries such that, at all times, the Domestic Subsidiaries which are not Guarantors and the Foreign Subsidiaries that are owned directly by the Company or any Domestic Subsidiary that do not have 65% of their Capital Stock (and 100% of such non-voting Capital Stock) pledged pursuant to Pledge Agreements do not, if considered in the aggregate as a single Subsidiary, constitute a Significant Subsidiary. For purposes of this Section 2.18, the assets of any Subsidiary shall be calculated based on the consolidated assets of such Subsidiary and its Subsidiaries. In connection with the delivery of any such Guaranties and Pledge Agreements, the Company shall provide such other documentation to the Administrative Agent, including, without limitation, one or more opinions of counsel satisfactory to the Administrative Agent, corporate documents and resolutions, which in the reasonable opinion of the Administrative Agent is necessary or advisable in connection therewith.

(b)    Each of the Borrowers agrees that it will execute and deliver, and cause each Guarantor to execute and deliver, promptly upon the request of the Administrative Agent, such additional Collateral Documents and other agreements, documents and instruments, each in form and substance satisfactory to the Administrative Agent, sufficient to grant to the Administrative Agent, for the benefit of the relevant Lenders and the Administrative Agent, the liens and security interests contemplated by this Agreement and the Collateral Documents.

2.19.    Optional Increase in Commitments.

(a)    Subject to the conditions set forth below, the Company may, upon at least ten (10) days (or such other period of time agreed to between the Administrative Agent and the Company) prior written notice to the Administrative Agent, increase the Aggregate Commitments from time to time, either by designating a lender not theretofore a Lender to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent which shall not be unreasonably withheld) or by agreeing with an existing Lender that such Lender’s Commitment shall be increased (thus increasing the Aggregate Commitments); provided that:

(i)    no Default or Unmatured Default shall have occurred and be continuing hereunder as of the effective date of such increase;

(ii)    the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;

(iii)    the amount of each such increase in the Aggregate Commitments shall not be less than $10,000,000 (or such other minimum amount agreed to between the Administrative Agent and the Company), and shall not cause the sum of (x) the aggregate increases in the Commitments under this Section 2.19(a) plus (y) the outstanding amount of all New Term Loans made under Section 2.19(b) to exceed $200,000,000;

(iv)    the Borrowers and any applicable Lender or lender not theretofore a Lender, shall execute and deliver to the Administrative Agent, a Lender Addition and Acknowledgement Agreement, in form and substance reasonably satisfactory to the Administrative Agent and acknowledged by the Administrative Agent and each Borrower;

(v)    no existing Lender shall be obligated in any way to increase any of its Commitments unless it has executed and delivered a Lender Addition and Acknowledgement Agreement;

(vi)    the Administrative Agent shall consent (which consent shall not be unreasonably withheld) to such increase and the Company shall have complied with such other conditions in connection with such increase as may be reasonably required by the Administrative Agent;

(vii)    the interest rates paid with respect to the increased Commitment shall be identical to those payable with respect to the existing Commitments;

(viii)    the Administrative Agent shall have received such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request; and

(ix)    a new Lender may not be the Borrower or any Affiliate or Subsidiary of the Borrower.

Upon the execution, delivery, acceptance and recording of the Lender Addition and Acknowledgement Agreement, from and after the effective date specified in a Lender Addition and Acknowledgement Agreement, such existing Lender shall have a Commitment as therein set forth or such other Lender shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder. Upon its receipt of a Lender Addition and Acknowledgement Agreement together with any note or notes, if requested, subject to such addition and assumption and the written consent to such addition and assumption, the Administrative Agent shall, if such Lender Addition and Acknowledgement Agreement has been completed and the other conditions described in this Section 2.19 have been satisfied: (x) accept such Lender Addition and Acknowledgement Agreement; (y) record the information contained therein in the Register; and (z) give prompt notice thereof to the Lenders and the Company and deliver to the Lenders a schedule reflecting the new Commitments. The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Commitment, of a direct or participation interest in each then outstanding Loan and Facility Letter of Credit such that, after giving effect thereto, all Credit Exposure hereunder is held ratably by the Lenders in proportion to their respective Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and facility and letter of credit fees. The Borrowers shall make any payments under Section 3.4 resulting from such assignments.

(b)    Subject to the conditions set forth below, the Company may, upon at least ten (10) days (or such other period of time agreed to between the Administrative Agent and the Company) prior written notice to the Administrative Agent, request a new credit facility which is a term loan (a “New Term Loan”); provided that:

(i)    no Default or Unmatured Default shall have occurred and be continuing hereunder as of the effective date of such increase;

(ii)    the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;

(iii)    the amount of each such New Term Loan shall not be less than $10,000,000 (or such other minimum amount agreed to between the Administrative Agent and the Company), and shall not cause the sum of (x) the aggregate increases in the Commitments under Section 2.19(a) plus (y) the outstanding amount of any such New Term Loan and any other New Term Loans made under this Section 2.19(b) to exceed $200,000,000;

(iv)    the Company and any applicable Lender or lender not theretofore a Lender, shall execute and deliver to the Administrative Agent, a Lender Addition and Acknowledgement Agreement, in form and substance reasonably satisfactory to the Administrative Agent and acknowledged by the Administrative Agent and the Company;

(v)    no existing Lender shall be obligated in any way to make any New Term Loan unless it has executed and delivered a Lender Addition and Acknowledgement Agreement;

(vi)    the Administrative Agent shall consent (which consent shall not be unreasonably withheld) to such increase and the Company shall have complied with such other conditions in connection with such increase as may be reasonably required by the Administrative Agent;

(vii)    the Administrative Agent shall have received such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request;

(viii)    the interest rates, amortization and fees applicable to the New Term Loan shall be determined by the Company, the Administrative Agent and the Lenders thereunder;

(ix)    the New Term Loans shall constitute “Loans” for all purposes of the Loan Documents;

(x)    this Agreement and the other Loan Documents may be amended in a writing executed and delivered by the Borrowers and the Administrative Agent to reflect any technical changes necessary to give effect to such New Term Loan in accordance with its terms as set forth herein, which may include the addition of such New Term Loan as a separate facility;

(xi)    such New Term Loan is on the same terms and conditions as those set forth in this Agreement, except as set forth in (viii) above or to the extent reasonably satisfactory to the Administrative Agent; and

(xii)    a new Lender may not be the Company or any Affiliate or Subsidiary of the Company.

(c)    This provisions of Sections 2.19(a) and (b) shall supersede any provisions in Section 8.2 or with respect to pro rata payments or distributions to the contrary.

2.20.    Amendment and Restatement. This Agreement amends and restates the Existing Loan Agreement as of the date hereof. All loans and letters of credit outstanding under the Existing Loan Agreement shall constitute Loans and Facility Letters of Credit under this Agreement and all fees and other obligations accrued under the Existing Loan Agreement as of the date of this Agreement will be paid under this Agreement according to the terms of this Agreement. The Loans and Facility Letters of Credit and other obligations pursuant hereto are issued in exchange and replacement for the loans, letters of credit other obligations under the Existing Loan Agreement, shall not be a novation or satisfaction thereof and shall be entitled to and secured by the same collateral with the same priority. The Lenders and each Existing Lender which will not continue as a Lender hereunder (an “Exiting Lender”) will make such payments among themselves as directed by the Administrative Agent so that, after giving effect thereto, each Lender will hold its Pro Rata Share of the outstanding Aggregate Credit Exposure on the Effective Date and with Interest Periods that all begin on the Effective Date and the Company shall be liable for any breakage costs under Section 3.4. All parties hereto acknowledge that this Agreement, as it may be amended, restated or otherwise modified from time to time, constitutes the “Existing Loan Agreement” as defined in the Intercreditor Agreement. The Company acknowledges and agrees that the Pledge Agreements are hereby ratified and confirmed and shall remain in full force and effect, it has no defense, offset, counterclaim or other claim or dispute with respect thereto and such Pledge Agreements are “Stock Pledge Documents” as defined in the Intercreditor Agreement.

ARTICLE III

CHANGE IN CIRCUMSTANCES, TAXES

3.1.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Fixed Rate Advance:

(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the Eurodollar Base Rate or the Eurocurrency Base Rate, as applicable, for such Interest Period; or

(b)    the Administrative Agent is advised by the Required Lenders that the Eurodollar Base Rate or the Eurocurrency Base Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Advance for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request that requests the conversion of any Advance to, or continuation of any Advance as, a Fixed Rate Advance shall be ineffective and any such Eurocurrency Loan shall be repaid on the last day of the then current Interest Period applicable thereto, (ii) if any request for an Advance requests a Eurocurrency Advance such request shall be ineffective, and (iii) if any request for an Advance requests a Eurodollar Advance, such Advance shall be made as an Floating Rate Advance; provided that if the circumstances giving rise to such notice affect only one Type of Advances, then the other Type of Advances shall be permitted. In the case of Loans by a Lender from its Lending Installation in the United Kingdom, the applicable Borrower shall reimburse such Lender, promptly upon demand by such Lender and to the extent the Lender is not otherwise compensated for such amounts hereunder, for any mandatory costs of meeting mandatory capital reserve requirements and regulatory fees, if any, required by any regulatory bodies in the United Kingdom, including without limitation the Bank of England, the Financial Conduct Authority and the Prudential Regulation.

3.2.    Increased Costs. (a) If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Base Rate or the Eurocurrency Base Rate) or the Issuer;

(ii)    impose on any Lender or the Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans or Fixed Rate Loans made by such Lender or any Facility Letter of Credit or participation therein; or

(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Fixed Rate Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender (including, without limitation, pursuant to any conversion of any Advance denominated in an Agreed Currency into an Advance denominated in any other Agreed Currency), the Issuer or such other Recipient of participating in, issuing or maintaining any Facility Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuer or such other Recipient hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Advance denominated in an Agreed Currency into an Advance denominated in any other Agreed Currency), then the Company will pay to such Lender, the Issuer or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuer or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    If any Lender or the Issuer determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuer’s capital or on the capital of such Lender’s or the Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuer, to a level below that which such Lender or the Issuer or such Lender’s or the Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuer’s policies and the policies of such Lender’s or the Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay to such Lender or the Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuer or such Lender’s or the Issuer’s holding company for any such reduction suffered.

(c)    A certificate of a Lender or the Issuer setting forth the amount or amounts necessary to compensate such Lender or the Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender or the Issuer, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)    Failure or delay on the part of any Lender or the Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuer’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Issuer pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.3.    Break Funding Payments. In the event of (a) the payment of any principal of any Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default), (b) the conversion of any Fixed Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Fixed Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked and is revoked), or (d) the assignment of any Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 3.5, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Base Rate or the Eurocurrency Base Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

3.4.    (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by the Borrowers. Each applicable Borrower shall timely pay any to the relevant Governable Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for, Other Taxes.

(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.1relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) an executed IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN-E or IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E or IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including by the payment of additional amounts pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g) , in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Survival. Each party’s obligations under this Section 3.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)    Defined Terms. For purposes of this Section 3.4, the term “Lender” includes any Issuer and the term “applicable law” includes FATCA.

(j)    FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

3.5.    Mitigation Obligations; Replacement of Lenders.

(a)    If any Lender requests compensation under Section 3.2, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.4, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or 3.4, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment including the $3,500 fee contemplated by Section 13.1(b).

(b)    If any Lender (i) shall become affected by any of the changes or events described in Section 3.2 or 3.4 and a Borrower is required to pay additional amounts or make indemnity payments with respect to the Lender thereunder, (ii) is a Defaulting Lender or (iii) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 8.2 or any other provision of any Loan Document requires the consent of all affected Lenders and with respect to which the Required Lenders shall have granted their consent (any such Lender being hereinafter referred to as a “Departing Lender”), then in such case, the Borrowers may, upon at least five Business Days’ notice to the Administrative Agent and such Departing Lender (or such shorter notice period specified by the Administrative Agent), designate a replacement lender acceptable to the Administrative Agent (a “Replacement Lender”) to which such Departing Lender shall, subject to its receipt (unless a later date for the remittance thereof shall be agreed upon by the Borrowers and the Departing Lender) of all amounts owed to such Departing Lender under Sections 3.2 or 3.4, assign all (but not less than all) of its interests, rights, obligations, Loans and Commitments hereunder; provided, that the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Facility LC Disbursements and Swing Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts). Upon any assignment by any Lender pursuant to this Section 3.5 becoming effective, the Replacement Lender shall thereupon be deemed to be a “Lender” for all purposes of this Agreement (unless such Replacement Lender was, itself, a Lender prior thereto) and such Departing Lender shall thereupon cease to be a “Lender” for all purposes of this Agreement and shall have no further rights or obligations hereunder (other than pursuant to Section 3.2 or 3.4 and Section 10.7) while such Departing Lender was a Lender.

(c)    Notwithstanding any Departing Lender’s failure or refusal to assign its rights, obligations, Loans and Commitments under this Section 3.5, the Departing Lender shall cease to be a “Lender” for all purposes of this Agreement and the Replacement Lender shall be substituted therefor upon payment to the Departing Lender by the Replacement Lender of all amounts set forth in this Section without any further action of the Departing Lender.

ARTICLE IV

CONDITIONS PRECEDENT

4.1.    Closing Conditions. On the date hereof, the Borrowers shall furnish, or shall cause to be furnished, to the Administrative Agent, with sufficient copies for the Lenders, each of the following:

(a)    Copies of the articles of incorporation or similar organizational documents of each Borrower and each Guarantor, together with all amendments thereto, and a certificate of good standing or similar governmental evidence of corporate existence, all certified by the Secretary or an Assistant Secretary of each Borrower and each Guarantor.

(b)    Copies, certified by the Secretary or an Assistant Secretary or other duly authorized representative of each Borrower and each Guarantor, of its by-laws and of its board of directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents.

(c)    An incumbency certificate, executed by the Secretary or an Assistant Secretary of each Borrower and each Guarantor, which shall identify by name and title and bear the signature of the officers of such Borrower or such Guarantor authorized to sign the applicable Loan Documents and to make borrowings hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Borrower or such Guarantor.

(d)    An opening compliance certificate, signed by any Designated Financial Officer of the Company, in a form satisfactory to the Administrative Agent.

(e)    A written opinion of the Borrowers’ and Guarantors’ counsel, addressed to the Lenders, in a form acceptable to the Administrative Agent.

(f)    Executed copies of the Consent and Amendment of Collateral Documents and any additional Collateral Documents, Guaranties and other agreements, certificates, lien searches and other documents in connection therewith requested by the Administrative Agent, each duly executed by the Borrowers or the Guarantors, as appropriate.

(g)     Copies of all governmental and nongovernmental consents, approvals, authorizations, declarations, registrations or filings required on the part of any Borrower or any Guarantor in connection with the execution, delivery and performance of the Loan Documents or the transactions contemplated hereby or thereby or as a condition to the legality, validity or enforceability of the Loan Documents, certified as true and correct in full force and effect as of the Effective Date by an Authorized Officer of the Borrowers, or if none is required, a certificate of such officer to that effect.

(h)    Payment of all fees owing by the Borrowers and the Guarantors as of the Effective Date.

(i)    Satisfactory results of all due diligence required by the Administrative Agent or the Required Lenders, including a review of all contingent liabilities, a review of contracts and insurance, a review of all litigation, and environmental matters and other due diligence.

(j)    Executed agreements from each Exiting Lender in form satisfactory to the Administrative Agent, and all parties hereto (i) agree that such agreements will constitute an assignment of the each Exiting Lender’s interest under the Existing Agreement to the Lenders to effectuate the Commitments and Pro Rata Shares contemplated by this Agreement and (ii) acknowledge that each Exiting Lender will not be a party hereto.

(k)    Copies of the unqualified audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2015 and copies of the internally prepared consolidated financial statements of the Company and its Subsidiaries for the fiscal quarter ended September 30, 2016, together with prospective financial statements for the Company and its Subsidiaries, in each case in form and substance satisfactory to the Administrative Agent.

(l)    Since December 31, 2015, evidence reasonably satisfactory to the Administrative Agent that there has been no change in the business, property, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

(m)    An executed amendment to the 2013 Senior Notes and all agreements executed in connection therewith, each in form and substance satisfactory to the Administrative Agent.

(n)    Such other agreements and documents, and the satisfaction of such other conditions as may be required by the Administrative Agent, including without limitation all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

4.2.    Each Advance. The Lenders shall not be required to make any Loans nor shall any Issuer be required to issue any Facility Letter of Credit, unless on the applicable Borrowing Date, both before and after giving effect on a pro forma basis to such Loan or Facility Letter of Credit:

(a)    There exists no Default or Unmatured Default.

(b)    The representations and warranties of the Loan Parties set forth in the Loan Documents are true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of such Borrowing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;

(c)    All legal matters incident to the making of such Loans or the issuance of such Facility Letter of Credit shall be satisfactory to the Administrative Agent and its counsel.

(d)    If such Loan is an initial Loan to a Foreign Subsidiary Borrower, the Administrative Agent shall have received a Foreign Subsidiary Opinion in respect of such Foreign Subsidiary Borrower and such other documents requested by the Administrative Agent.

(e)    In the case of any Loan or Facility Letter of Credit to be denominated in an Agreed Foreign Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Agreed Foreign Currency) or Issuer (in the case of any Facility Letter of Credit to be denominated in an Agreed Foreign Currency) would make it impracticable for such Loan or Facility Letter of Credit to be denominated in the relevant Agreed Foreign Currency.

Each Borrowing notice with respect to each borrowing by a Borrower hereunder or each request for an issuance of a Facility Letter of Credit shall constitute a representation and warranty by the Company and such Borrower that the conditions contained in Sections 4.2(a), (b) and (c) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of the Company and the Foreign Subsidiary Borrowers (insofar as the representations and warranties set forth below relate to such Foreign Subsidiary Borrower) represents and warrants to the Lenders that:

5.1.    Corporate Existence and Standing. Each of the Company and its Subsidiaries is a corporation, partnership, limited liability company or other organization, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate, partnership, company or similar authority to conduct its business as presently conducted.

5.2.    Authorization and Validity. Each Borrower has the corporate or other power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by each of the Borrowers of the Loan Documents and the performance of their obligations thereunder have been duly authorized by proper corporate or other proceedings, and the Loan Documents to which they are a party constitute legal, valid and binding obligations of the Borrowers enforceable against the Borrowers in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.3.    No Conflict; Government Consent. Neither the execution and delivery by the Borrowers of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any of its Subsidiaries or the Company’s or any Subsidiary’s articles of incorporation, code of regulations, by-laws or other organizational documents, or the provisions of any material indenture, instrument or agreement to which the Company or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than any Lien permitted by Section 6.14) in, of or on the Property of the Company or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. Other than those which have been obtained, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

5.4.    Financial Statements. All financial statements of the Company and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of the Company and its Subsidiaries.

5.5.    Material Adverse Change. Since December 31, 2015, there has been no material adverse change in the business, Property, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole.

5.6.    Taxes. The Company and its Subsidiaries have filed all United States federal tax returns and all other material tax returns which are required to be filed by any Governmental Authority and have paid all taxes shown as due pursuant to said returns or pursuant to any assessment received by the Company or any of its Subsidiaries by any Governmental Authority, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien (other than as permitted by Section 6.14) exists except as could not reasonably be expected to result in a Material Adverse Effect. No material tax liens have been filed and no claims are being asserted with respect to any such taxes, other than as permitted by Section 6.14.

5.7.    Litigation and Contingent Obligations. Except as set forth on Schedule 5.7 hereto, there is no litigation, arbitration or proceeding pending or, to the knowledge of any of the Company’s executive officers, any governmental investigation or inquiry pending or any litigation, arbitration, governmental investigation, proceeding or inquiry threatened against or affecting the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of the Loans or Advances. Other than any liability incident to such litigation, arbitration or proceedings listed on Schedule 5.7, the Company and its Subsidiaries have no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8.    Subsidiaries. Schedule 5.8 hereto contains an accurate list of all Subsidiaries of the Company as of the date of this Agreement, setting forth their respective jurisdictions of incorporation or organization and the percentage of their respective capital stock owned by the Company or other Subsidiaries. All of the issued and outstanding shares of Capital Stock of such Subsidiaries held by the Company have been duly authorized and issued and are fully paid and non-assessable.

5.9.    ERISA. Each member of the Controlled Group has fulfilled its material obligations under the minimum funding standards of ERISA and the Code with respect to each Plan. Each member of the Controlled Group is in material compliance with the applicable provisions of ERISA and the Code with respect to each Plan except where such noncompliance would not have a Material Adverse Effect. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event which has or may result in any material liability has occurred with respect to any Plan, and no steps have been taken to reorganize or terminate any Single Employer Plan. No member of the Controlled Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Single Employer Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any material, actual liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

5.10.    Accuracy of Information. No information, exhibit or report furnished by the Company or any of its Subsidiaries in writing to the Administrative Agent or to any Lender in connection with the negotiation of the Loan Documents (excluding financial projections, estimates, budgets or other forward looking statements or general market data) contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, as of the date thereof. All financial projections, estimates, budgets and other forward looking statements furnished by the Company or any of its Subsidiaries in writing to the Administrative Agent or to any Lender in connection with the negotiation of the Loan Documents have been prepared in good faith based upon accurate and complete historical data for the Company and its Subsidiaries and reasonable assumptions.

5.11.    Regulations T, U and X. Neither the Company nor any of its Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock or maintaining or extending credit to others for such purpose. After applying the proceeds of each Advance, such margin stock will not constitute more than 25% of the value of the assets (either of the Company alone or of the Company and its Subsidiaries on a consolidated basis) that are subject to any provisions of any Loan Document that may cause the Advances to be deemed secured, directly or indirectly, by such margin stock. The Company and its Subsidiaries are in compliance with Section 6.2.

5.12.    Material Agreements. Neither the Company nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction the existence or performance of which, or compliance with which, could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party (including any agreement or instrument evidencing or governing Indebtedness), which default could reasonably be expected to have a Material Adverse Effect.

5.13.    Compliance With Laws. The Company and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property if failure to comply could reasonably be expected to have a Material Adverse Effect.

5.14.    Plan Assets; Prohibited Transactions. The Company and its Subsidiaries have not engaged in any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code which could reasonably be expected to result in any material liability; and neither the execution of this Agreement nor the making of Loans (assuming that the Lenders do not fund any of the Loans with any “plan assets” as defined above) hereunder give rise to a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.15.    Environmental Matters. In the ordinary course of its business, the officers of the Company consider the effect of Environmental Laws on the business of the Company and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Company and its Subsidiaries due to Environmental Laws. Except as set forth on Schedule 5.15 hereto, on the basis of this consideration, the Company has reasonably concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.16.    Investment Company Act. No Borrower is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.17.    Foreign Subsidiary Borrowers. (a) Except as described on Schedule 5.8, each Foreign Subsidiary Borrower is a direct or indirect Wholly-Owned Subsidiary of the Company (excluding director qualifying shares); and

(b)    Each Foreign Subsidiary Borrower will have, upon becoming a party hereto, all right and authority to enter into this Agreement and each other Loan Document to which it is a party, and to perform all of its obligations under this and each other Loan Document to which it is a party; all of the foregoing actions will have been taken prior to any request for Advances by such Borrower, duly authorized by all necessary action on the part of such Borrower, and when such Foreign Subsidiary Borrower becomes a party hereto, this Agreement and each other Loan Document to which it is a party will constitute valid and binding obligations of such Borrower enforceable in accordance with their respective terms except as such terms may be limited by the application of bankruptcy, moratorium, insolvency and similar laws affecting the rights of creditors generally and by general principles of equity.

(c) Each Foreign Subsidiary Borrower is subject to civil, commercial and common laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Subsidiary Borrower, the “Applicable Foreign Subsidiary Borrower Documents”), and the execution, delivery and performance by such Foreign Subsidiary Borrower of the Applicable Foreign Subsidiary Borrower Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Subsidiary Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing in respect of its obligations under the Applicable Foreign Subsidiary Borrower Documents.

(d) The Applicable Foreign Subsidiary Borrower Documents are in proper legal form under the laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing for the enforcement thereof against such Foreign Subsidiary Borrower under the Laws of such jurisdiction (or such other law as shall be specified in such documents), and to ensure the legality, validity, enforceability (except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity), priority and admissibility in evidence of the Applicable Foreign Subsidiary Borrower Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Subsidiary Borrower Documents that the Applicable Foreign Subsidiary Borrower Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Subsidiary Borrower Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Subsidiary Borrower Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(e) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Subsidiary Borrower Documents or (ii) on any payment to be made by such Foreign Subsidiary Borrower pursuant to the Applicable Foreign Subsidiary Borrower Documents.

(f) The execution, delivery and performance of the Applicable Foreign Subsidiary Borrower Documents executed by such Foreign Subsidiary Borrower are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

5.18.    Ownership of Properties. On the Effective Date, the Company and its Subsidiaries will have good title, free of all Liens (other than as permitted by Section 6.14), to all Property and assets reflected in the financial statements as owned by it.

5.19.    Solvency. (i) Immediately after the consummation of the transactions to occur on the Effective Date and immediately following the making of each Advance, if any, made on the Effective Date and after giving effect to the application of the proceeds of such Advances, (a) the fair value of the assets of the Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Company and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Company and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Company and its Subsidiaries on a consolidated basis will not have unreasonable small capital with which to conduct the business in which they are engaged as such businesses are now conducted and are proposed to be conducted after the Effective Date.

5.20.    Collateral Documents. Except as set forth on Schedule 6.14, the Collateral Documents grant a first priority, perfected and enforceable lien and security interest on all Collateral subject to the Collateral Documents, which lien and security interest is not void or voidable.

5.21.    Labor Controversies. There are no labor controversies pending or, to the best of the Company’s knowledge, threatened against the Company or any Subsidiary, which could reasonably be expected to have a Material Adverse Effect.

5.22.    Burdensome Obligations. The Company does not presently anticipate that future expenditures needed to meet the provisions of federal or state statutes, orders, rules or regulations will be so burdensome as to cause a Material Adverse Effect.

5.23.    Intellectual Property. Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, service marks, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”) except for those the failure to own or license which could not be reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use by the Company or any of its Subsidiaries of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Company or any of its Subsidiaries know of any valid basis for any such claim except as could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, the use of such Intellectual Property by the Company and each of its Subsidiaries does not infringe on the rights of any Person, and, to the knowledge of the Company, no such Intellectual Property of the Company and its Subsidiaries has been infringed, misappropriated or diluted by any other Person except for such claims, infringements, misappropriation and dilution that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.24.    Anti-Corruption Laws and Sanctions. The Borrowers have implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrowers, their respective Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Borrowers, their respective Subsidiaries and their respective officers and employees and, to the knowledge of any Borrower, their directors are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrowers, any Subsidiary or any of their respective directors, officers or employees acting or benefiting in any capacity from the credit facility established hereby is a Sanctioned Person. No borrowing or Facility Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions in any material respect.

5.25.    EEA Financial Institutions. No Loan Party is an EEA Financial Institution

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1.    Financial Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting enabling it to provide consolidated financial statements for the Company and each Subsidiary in accordance with GAAP and furnish to the Lenders:

(i)    As soon as available, but in any event within 90 days after the end of each fiscal year of the Company or at such earlier time as the SEC may require the Company to deliver its Form 10-K (commencing with the fiscal year ended December 31, 2016), an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted accounting principles and required or approved by the Company’s independent certified public accountants) audit report certified by nationally recognized independent certified public accountants certifying that the Company’s consolidated financial statements are fairly stated in all material respects, in accordance with GAAP for itself and the Subsidiaries, including balance sheets as of the end of such period, related income statements, and statements of cash flows, accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

(ii)    As soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company or at such earlier time as the SEC may require the Company to deliver its Form 10-Q (commencing with the fiscal quarter ended March 31, 2017), for itself and the Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and related income statement and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by a Designated Financial Officer of the Company.

(iii)    Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in a form reasonably acceptable to the Administrative Agent signed by a Designated Financial Officer of the Company (x) showing the calculations necessary to determine compliance with this Agreement (including Sections 6.19 and 6.20) and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (y) stating whether any change in GAAP or in the application thereof has occurred since the date of the Company’s audited financial statements for the fiscal year ending December 31, 2015, and if any such change has occurred, specifying such change in reasonable detail and the effect of such change on the financial statements accompanying such certificate;

(iv)    As soon as possible and in any event within 5 Business Days after (x) receipt by the Company, and (y) a determination is made by the Company concerning a Material Adverse Effect with respect thereto, a copy of (a) any notice or claim to the effect, that the Company or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Company, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Company or any of its Subsidiaries, and (c) any notice of occurrence of any Reportable Event, which, in each case, could reasonably be expected to have a Material Adverse Effect.

(v)    Promptly after the sending or filing thereof, copies of all reports, proxy statements and financial statements which the Company or any of its Subsidiaries sends to or files with any of their respective security holders or any securities exchange or the SEC pertaining to the Company or any of its Subsidiaries as the issuer of securities:

(vi)    Promptly and in any event within 10 Business Days after receipt, a copy of any management letter or comparable analysis prepared by the auditors for the Company or any of its Subsidiaries;

(vii)    Within 60 days after the end of each fiscal year of the Company, a budget and forecast prepared by the Company for such fiscal year in detail satisfactory to the Administrative Agent;

(viii)    Promptly, such other information respecting the business, properties, operations or condition, financial or otherwise, of the Company or any of their respective Subsidiaries as any Lender or the Administrative Agent may from time to time reasonably request.

Information required to be delivered pursuant to this Section 6.1 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or such reports shall be available on the website of the SEC at http://www.sec.gov or on the Company’s website at http://www.myersindustries.com. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

6.2.    Use of Proceeds. The Company will, and will cause each Subsidiary to, use the proceeds of all Advances for working capital or general corporate purposes, including strategic alliances, and to repay outstanding Advances. None of the proceeds of any of the Advances made under this Agreement will be used, whether directly or indirectly, in violation of any applicable law or regulation, including without limitation Regulations T, U or X, or to purchase or carry any Margin Stock. The Borrowers will not request any borrowing or Facility Letter of Credit, and the Borrowers shall not use, and shall procure that their respective Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any borrowing or Facility Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.3.    Notice of Material Events. The Company will give prompt notice in writing to the Administrative Agent of the occurrence of the following: (a) the occurrence of any Default or Unmatured Default of which any Loan Party has knowledge; and (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any of its Subsidiaries that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect as reasonably determined by the Company.

6.4.    Conduct of Business. The Company will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of organization (subject to Section 6.11) and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except in any such case where such failure would not reasonably be expected to have a Material Adverse Effect.

6.5.    Taxes. The Company will, and will cause each Subsidiary to, timely file, complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP and those which the failure to file or pay would not reasonably be expected to have a Material Adverse Effect.

6.6.    Insurance. The Company will, and will cause each Subsidiary to, maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated and maintain in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of its activities or any of any properties owned, occupied or controlled by it, in such amount as it shall reasonably deem necessary, and maintain such other insurance as may be required by law or as may be requested by the Administrative Agent, provided that it is acknowledged that the Company and its Subsidiaries may continue to self-insure in connection with health insurance and workers compensation consistent with their past practices.

6.7.    Compliance with Laws. The Company will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect. Each Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrowers, their respective Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

6.8.    Maintenance of Properties. The Company will, and will cause each Subsidiary to, do all things reasonably necessary to maintain, preserve, protect and keep its material Property in good repair, working order and condition (ordinary wear and tear excepted), and make all reasonably necessary and proper repairs, renewals and replacements.

6.9.    Inspection. The Company will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, directly or by their respective representatives and agents, to inspect (at no cost to any Borrower and subject to confidentiality requirements of Section 10.11) any of the Property, corporate books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their respective officers upon reasonable prior notice at such reasonable times and intervals as the Administrative Agent or any Lender, as the case may be, may designate; provided that, so long as no Default or Unmatured Default has occurred and is continuing, the Administrative Agent and the Lenders shall endeavor to coordinate their inspections, examinations and discussions pursuant to this Section 6.9.

6.10.    Indebtedness. The Company will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness (including without limitation Contingent Obligations), except:

(i)    The Loans, the Facility Letters of Credit and the other Guaranteed Obligations.

(ii)    Indebtedness of the Company or any Domestic Subsidiary which is a Guarantor owing to the Company or any of its Subsidiaries and Indebtedness of any Foreign Subsidiary consisting of loans or advances permitted by Section 6.13(vii).

(iii)    Contingent Obligations with respect to the endorsement of instruments for deposit or collection in the ordinary course of business.

(iv)    Indebtedness of the Company and its Subsidiaries under Rate Hedging Agreements.

(v)    The 2013 Senior Notes, provided that the aggregate principal amount outstanding thereunder shall not exceed $100,000,000, as reduced from time to time.

(vi)    Existing Indebtedness described on Schedule 6.10, but no increase in the amount thereof as reduced from time to time.

(vii)    Any refunding or refinancing of any Indebtedness referred to in clauses (ii) through (vi) above, provided that any such refunding or refinancing of such Indebtedness does not increase the principal amount thereof, shorten the maturities thereof or make any of the other terms or provisions thereof materially more onerous on the Company or any of its Subsidiaries.

(viii)    Indebtedness pursuant to Permitted Securitization Transactions provided that the aggregate outstanding amount sold or financed under all Permitted Securitization Transactions shall not exceed $50,000,000.

(ix)    Other Indebtedness; provided that (a) at the time of the creation, incurrence or assumption of such other Indebtedness and after giving effect thereto, no Default or Unmatured Default exists, and (b) the aggregate outstanding principal amount of all such other Indebtedness of the Company and its Subsidiaries does not exceed an amount equal to the greater of $30,000,000 or 10% of the Consolidated Total Assets at the time of the creation, incurrence or assumption of such other Indebtedness and after giving effect thereto, provided that, of the amount of such other Indebtedness permitted by this clause (b), an aggregate principal amount not more than $30,000,000 may be owing by Subsidiaries that are not Guarantors.

6.11.    Merger. The Company will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that (i) a Subsidiary may merge into the Company or a Wholly-Owned Subsidiary, (ii) if any such merger involves the Company, the Company shall be the surviving corporation, and (iii) if any such merger involves the Company, the Consolidated Net Worth immediately after the merger would be equal to or greater than the Consolidated Net Worth immediately preceding such merger.

6.12.    Sale of Assets. The Company will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person (other than the Company or any Guarantor), except:

(i)    Sales of inventory in the ordinary course of business.

(ii)    Sales or other dispositions in the ordinary course of business of fixed assets for the purpose of replacing such fixed assets, provided that such fixed assets are replaced within 180 days of such sale or other disposition with other fixed assets which have a fair market value not materially less than the fixed assets sold or otherwise disposed of.

(iii)    Any sale or other transfer of an interest in accounts or notes receivable to a Securitization Entity pursuant to a Permitted Securitization Transaction allowed by the terms of this Agreement.

(iv)    Other leases, sales (including sale leasebacks) or other dispositions of its Property that, together with all other Property of the Company and its Subsidiaries previously leased, sold or disposed of (other than as provided in clauses (i) through (iii) above) as permitted by this Section during the twelve-month period ending with the month prior to the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Company and its Subsidiaries.

Notwithstanding anything in this Section 6.12 to the contrary, (a) no such leases, sales or other dispositions of property may be made (other than pursuant to clause (i) above) if any Default or Unmatured Default has occurred and is continuing, and (b) all leases, sales and other dispositions of Property at any time shall be for not less than the fair market value of such Property as determined in good faith by the Company. Additionally, notwithstanding anything in this Section 6.12 to the contrary, (x) any Foreign Subsidiary may transfer any or all of its assets to the Company, a Guarantor or a Foreign Subsidiary Borrower, provided that a Foreign Subsidiary Borrower that has any Obligations outstanding may not so transfer its assets to a Foreign Subsidiary Borrower unless the transferee of such assets assumes all such Obligations in a manner acceptable to the Administrative Agent, and (y) any Subsidiary may transfer any or all of its assets to the Company or a Guarantor.

6.13.    Investments and Acquisitions. The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries which are not Wholly-Owned Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or make any Acquisition of any Person, except:

(i)    the Company or any of its Subsidiaries may invest in cash and Cash Equivalents.

(ii)    the Company and its Subsidiaries may acquire and hold receivables owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms.

(iii)    loans and advances to employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business and consistent with past practices.

(iv)    Existing Investments in Subsidiaries and other Investments in existence on the Effective Date and described in Schedule 6.13 hereto.

(v)    Loans and advances by the Company or any of its Subsidiaries to the Company or to any Guarantor.

(vi)    Investments in a Securitization Entity in connection with Permitted Securitization Transactions and in an aggregate outstanding amount acceptable to the Administrative Agent and required to consummate the Permitted Securitization Transactions plus accounts or notes receivable permitted to be transferred to a Securitization Entity in connection with Permitted Securitization Transactions.

(vii)    Loans and advances by Foreign Subsidiary Borrowers to Foreign Subsidiaries, provided that such loans and advances are evidenced by documentation, and are on terms, reasonably acceptable to the Administrative Agent.

(viii)    Other Investments and Acquisitions in any consecutive twelve month period; provided that no Default or Unmatured Default exists or would be caused thereby and, if the Leverage Ratio before and after giving effect to such Investment or Acquisition (on a pro forma basis acceptable to the Administrative Agent) is equal to or greater than 2.75:1.0 but equal to or less than 3.25:1.0, the sum of (x) the aggregate amount of such Investments, plus (y) the aggregate amount of consideration (including without limitation all direct payments, all earnout and other deferred payments, all Indebtedness and other obligations assumed or incurred and any other form of consideration) paid or payable for such Acquisitions do not exceed in the aggregate an amount equal to $100,000,000 for any consecutive twelve month period; provided, further, if the Leverage Ratio before and after giving effect to such Investment or Acquisition (on a pro forma basis acceptable to the Administrative Agent) is greater than 3.25:1.0, then no Investments and Acquisitions will be permitted under this clause (viii).

Notwithstanding anything herein to the contrary, neither the Company nor any of its Subsidiaries shall make any Investment or Acquisition unless (A) the target of such Acquisition or Investment is in the same or similar line of business as the Company or reasonably related thereto, provided that up to $50,000,000 in the aggregate may be paid by the Company or any of its Subsidiaries in connection with Acquisitions pursuant to which the target is not in the same or similar line of business as the Company or reasonably related thereto, (B) the board of directors (or similar governing body) and the management of the target of such Acquisition or Investment have approved such Acquisition and (C) no Default or Unmatured Default would exist after giving effect to such Acquisition or Investment on a pro forma basis acceptable to the Administrative Agent.

6.14.    Liens. The Company will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any of its Subsidiaries, except:

(i)    Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(ii)    Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 90 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(iii)    Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(iv)    Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or the Subsidiaries.

(v)    Liens existing on the Effective Date and described in Schedule 6.14 hereto, but no increase in the amount secured thereby as reduced from time to time.

(vi)    Liens in favor of the Company or any Lien granted by any Subsidiary in favor of a Guarantor.

(vii)    Liens in favor of the Administrative Agent, securing the Secured Obligations, granted pursuant to any Collateral Document.

(viii)    Liens, whether pursuant to purchase money loans or Capitalized Leases, and including those listed on Schedule 6.14, securing aggregate Indebtedness of not more than $25,000,000, either (A) placed upon equipment or machinery used in the ordinary course of business of the Company or any Subsidiary at the time of (or within 20 days after) the acquisition thereof by the Company or any such Subsidiary to secure Indebtedness incurred to pay all or a portion of the purchase price thereof, provided that the Lien encumbering the equipment or machinery so acquired does not encumber any other assets of the Company or any such Subsidiary; or (B) existing on property or other assets at the time acquired by the Company or any Subsidiary or on assets of a Person at the time such Person first becomes a Subsidiary of the Company, provided that (v) any such Liens were not created at the time of or in contemplation of the acquisition of such assets or Person by the Company or any of its Subsidiaries, (w) in the case of any such acquisition of a Person, any such lien attaches only to the property and assets of such Person, (x) in the case of any such acquisition of property or assets by the Company or any Subsidiary, any such Lien attaches only to the property and assets so acquired and not to any other property or assets of the Company or any Subsidiary, (y) the Indebtedness secured by any such Lien does not exceed 100% of the fair market value of the property and assets to which such lien attaches, determined at the time of the acquisition of such property or assets or the time at which such Person becomes a Subsidiary of the Company (except in the circumstances described in this clause (B) above to the extent such Liens constituted customary purchase money liens at the time of incurrence and were entered into in the ordinary course of business).

(ix)    Any extension, renewal or replacement (or successive extension, renewal, or replacement) in whole or in part, of any Lien referred to in the foregoing clauses (i) through (viii) inclusive; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

(x)    Liens on the Common Collateral securing the Secured Obligations and the 2013 Senior Note Obligations, on a pro rata basis (in accordance with the amount of the Secured Obligations and the 2013 Senior Note Obligations) and subject to the Intercreditor Agreement.

(xi)    Liens (in addition to the Liens permitted above in this Section 6.14) on assets of the Company and its Subsidiaries securing Indebtedness in an aggregate principal amount not to exceed $30,000,000.

6.15.    Affiliates. Except as described on Schedule 6.15, the Company will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms (taken as a whole) no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arms-length transaction.

6.16.    Dividends. The Company will not, nor will it permit any Subsidiary to, declare or pay any Restricted Payment (other than dividends payable in its own Capital Stock which is common stock), except that (a) any Subsidiary may declare and pay dividends or make distributions to the Company or to a Wholly-Owned Subsidiary and (b) the Company may declare or pay such other Restricted Payments, provided in all cases that (i) no Default or Unmatured Default exists or would be caused thereby and (ii) if the Leverage Ratio before and after giving effect to such Restricted Payment (on a pro forma basis acceptable to the Administrative Agent) is greater than 3.25:1.0, then the aggregate amount of Restricted Payments permitted under this clause (b) in any consecutive twelve month period shall not exceed $17,000,000.

6.17.    Amendments of and Payments on Indebtedness. The Company will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Indebtedness, other than prepayments by Foreign Subsidiaries of obligations owing by such Foreign Subsidiaries to Borrowers or Guarantors.

6.18.    Financial Contracts. The Company will not, and will not permit any Subsidiary to, enter into any Financial Contract for purposes of financial speculation.

6.19.    Leverage Ratio. The Company will not permit its Leverage Ratio to exceed (i) 3.75:1.0 as of the end of any fiscal quarter ending on or prior to June 30, 2017, (ii) 3.50:1.0 as of the end of the fiscal quarter ending September 30, 2017, or (iii) 3.25:1.0 as of the end of any fiscal quarter ending on or after December 31, 2017.

6.20.    Interest Coverage Ratio. The Company will not permit its Interest Coverage Ratio to be less than 3.00 to 1.0 as of the last day of any fiscal quarter ending after the Effective Date.

6.21.    Negative Pledge Limitation. Except as set forth in the 2013 Senior Note Documents, the Company will not, and will not permit any of its Subsidiaries to, enter into any agreement with any Person other than the Lenders pursuant hereto which prohibits or limits the ability of the Company or any Subsidiary to create, incur, assume or suffer to exist any lien upon any of its assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired other than (a) in connection with the Liens described in Section 6.14(viii) hereof with respect to only the assets subject thereto or the licensing of Intellectual Property on customary terms in the ordinary course of business, (b) restrictions and conditions imposed by law or loan agreement which are subject to a subordination agreement in favor of Administrative Agent, in form satisfactory to Administrative Agent, (c) customary provisions in leases, subleases, licenses or sublicenses and other contracts restricting the assignment, transfer, lease, sublease, license or sublicense thereof (or otherwise restricting the granting of a Lien on the assets subject thereto), (d) customary provisions in joint venture agreements expressly permitted hereunder and applicable solely to such joint venture, (e) any non-material agreement in effect at the time a Person becomes a Subsidiary of Company so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Company, the agreement applies only to the assets of such Person and the agreement would not reasonably be expected to have a Material Adverse Effect, (f) those that arise in connection with cash or other deposits permitted hereunder and are limited to such cash or deposit, and (g) restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited under this Agreement.

6.22.    Additional Covenants. If at any time a Borrower shall enter into or be a party to any instrument or agreement with respect to any Indebtedness which in the aggregate, together with any related Indebtedness, exceeds $20,000,000, including all such instruments or agreements in existence as of the date hereof and all such instruments or agreements entered into after the date hereof, relating to or amending any terms or conditions applicable to any of such Indebtedness which includes financing or similar covenants not substantially provided for in this Agreement or more favorable to the lender or lenders thereunder than those provided for in this Agreement, then such financial or similar covenants are hereby incorporated by reference into this Agreement to the same extent as if set forth fully herein, and no subsequent amendment, waiver, termination or modification thereof shall affect any such financial or similar covenants incorporated herein.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1.    Any representation or warranty made, including without limitation those deemed made pursuant to Section 4.2, by or on behalf of the Company or its Subsidiaries to the Lenders or the Administrative Agent in any Loan Document, in connection with any Loan or Facility Letter of Credit, or in any certificate or information delivered in writing in connection with any Loan Document (other than, in each case, any financial projections, estimates, budgets or other forward looking statements or general market data, so long as such financial projection, estimate, budget or other forward looking statement or general market data was prepared in good faith based upon accurate and complete historical data for the Company and its Subsidiaries and reasonable assumptions) shall be false in any material respect on the date as of which made, except to the extent such representation or warranty expressly relates to an earlier date, so long as such representation or warranty was true as of such earlier date.

7.2.    Nonpayment of principal of any Loan or Reimbursement Obligation when due, or nonpayment of interest on any Loan or of any facility fee within three Business Days after written notice from the Administrative Agent that the same has become due, or nonpayment of any other obligations under any of the Loan Documents within five days after written notice from the Administrative Agent that the same has become due.

7.3.    The breach by any Borrower of any of the terms or provisions in Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19 or 6.20.

7.4.    The breach by any Borrower or Guarantor (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within 30 days after written notice from the Administrative Agent.

7.5.    Failure of the Company or any of its Subsidiaries to pay when due any Indebtedness or Rate Hedging Obligations aggregating in excess of $20,000,000 (“Material Indebtedness”); or the default by the Company or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Company or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6.    The Company or any of its Subsidiaries, shall (i) have an order for relief entered with respect to it under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts or seeking similar relief under any law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency or reorganization or relief of debtors or similar proceeding or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate, company or other action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7.    Without its application, approval or consent, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any of its Subsidiaries or any Substantial Portion of their respective Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Company or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8.    Any court, government or governmental agency shall without appropriate compensation condemn, seize or otherwise appropriate, or take custody or control of (each a “Condemnation”), all or any portion of the Property of the Company or any of its Subsidiaries which, when taken together with all other Property of the Company and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion and is reasonably likely to have a Material Adverse Effect.

7.9.    The Company or any of its Subsidiaries shall fail within 90 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $20,000,000 in aggregate amount for the Company and its Subsidiaries, which is not stayed on appeal or which is not covered by insurance with respect to which the insurance provider has not challenged or denied coverage.

7.10.    Any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Single Employer Plan with Unfunded Liabilities in excess of $5,000,000 (a “Material Plan”) shall be filed under Section 4041(c) of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing; or PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which causes one or more members of the Controlled Group to incur a current payment obligation in excess of $5,000,000 in aggregate amount for the Controlled Group.

7.11.    The Company or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by the Company or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any applicable foreign, federal, state or local environmental, health or safety law or regulation, which, in either case, could reasonably be expected to have a Material Adverse Effect.

7.12.    The occurrence of any Change of Control.

7.13.    The occurrence of any “default”, as defined in any Collateral Document, or the breach of any of the terms or provisions of any Collateral Document, which default or breach continues beyond any period of grace therein provided.

7.14.    Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document.

7.15.    Any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or assert the invalidity or unenforceability of any Guaranty by any Guarantor, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any Guarantor denies that it has any further liability under any Guaranty to which it is a party, or gives notice to such effect.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.    Acceleration. (a) If any Default described in Section 7.6 or 7.7 occurs, (i) the obligations of the Lenders to make Loans hereunder and the obligations of the Issuers to issue Facility Letters of Credit shall automatically terminate and the Obligations shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which the Borrowers hereby expressly waive and without any election or action on the part of the Administrative Agent or any Lender and (ii) each Borrower will be and become thereby unconditionally obligated, without the need for demand or the necessity of any act or evidence, to deliver to the Administrative Agent, at its address specified pursuant to Article XIV, for deposit into the Letter of Credit Collateral Account, an amount (the “Collateral Shortfall Amount”) equal to the excess, if any, of

(A)    105% of the sum of the aggregate maximum amount remaining available to be drawn under the Facility Letters of Credit requested by such Borrower (assuming compliance with all conditions for drawing thereunder) issued by an Issuer and outstanding as of such time, over

(B)    the amount on deposit for such Borrower in the Letter of Credit Collateral Account at such time that is free and clear of all rights and claims of third parties (other than the Administrative Agent and the Lenders) and that has not been applied by the Lenders against the Obligations of such Borrower.

(b)    If any Default occurs and is continuing (other than a Default described in Section 7.6 or 7.7), (i) the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans and the obligation of the Issuers to issue Facility Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon (if so declared) the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrowers hereby expressly waive and (ii) the Required Lenders may, upon notice delivered to the Borrowers with outstanding Facility Letters of Credit and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on each such Borrower to deliver (and each such Borrower will, forthwith upon demand by the Required Lenders and without necessity of further act or evidence, be and become thereby unconditionally obligated to deliver), to the Administrative Agent, at its address specified pursuant to Article XIV, for deposit into the Letter of Credit Collateral Account an amount equal to the Collateral Shortfall Amount payable by such Borrower.

(c)    If at any time while any Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrowers with outstanding Facility Letters of Credit to deliver (and each such Borrower will, forthwith upon demand by the Administrative Agent and without necessity of further act or evidence, be and become thereby unconditionally obligated to deliver), to the Administrative Agent as additional funds to be deposited and held in the Letter of Credit Collateral Account an amount equal to such Collateral Shortfall Amount payable by such Borrower at such time.

(d)    The Administrative Agent may at any time or from time to time after funds are deposited in the Letter of Credit Collateral Account, apply such funds to the payment of the Obligations of the relevant Borrowers and any other amounts as shall from time to time have become due and payable by the relevant Borrowers to the Lenders under the Loan Documents.

(e)    Neither the Borrowers nor any Person claiming on behalf of or through the Borrowers shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account. After all of the Obligations have been indefeasibly paid in full, any funds remaining in the Letter of Credit Collateral Account shall be returned by the Administrative Agent to the applicable Borrower(s) or paid to whoever may be legally entitled thereto at such time.

(f)    The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any Persons with respect to any such funds.

(g)    In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, the Administrative Agent on behalf of the Secured Parties may exercise all rights and remedies of a secured party under the New York Uniform Commercial Code or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Company or any other Loan Party granting a security interest in any Collateral (the Company and each such other Loan Party, the “Grantors”) or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by the Grantor of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Article VIII, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, subject to Section 8.4 hereof, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

8.2.    Amendments.

8.2.1.    Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default hereunder; provided, however, that no Lender’s Commitment may be modified without such Lender’s written consent and, provided, further, that no such supplemental agreement shall:

(a)    Extend the final maturity of any Loan, Note or Reimbursement Obligation or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon without the consent of each Lender directly affected thereby.

(b)    Reduce the percentage specified in the definition of Required Lenders or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, in each case without the consent of each Lender.

(c)    Increase the Commitment of any Lender without the consent of such Lender

(d)    Extend the Facility Termination Date without the consent of each Lender directly affected thereby.

(e)    Permit any Borrower to assign its rights under this Agreement without the consent of each Lender directly affected thereby.

(f)    Release all or substantially all of the Common Collateral without the consent of each Lender.

(g)    Release the Guaranty of the Company under Article IX hereof or release all or substantially all of the other Guarantors without the consent of each Lender.

(h)    Amend this Section 8.2.1 or Section 8.2.2 without the consent of each Lender.

(i)    change Section 12.2 (including defined terms used therein) or Section 8.4 in a manner that would alter the manner in which payments are shared (it being understood and agreed that (i) any amendments or other modifications permitted by Section 8.2.6 shall not be deemed to alter the manner in which payments are shared or alter any other pro rata sharing of payments and (ii) any “amend-and-extend” transaction that extends the Facility Termination Date only for those Lenders that agree to such an extension shall not be deemed to alter the manner in which payments are shared or alter any other pro rata sharing of payments).

Notwithstanding the foregoing or anything to the contrary in this Agreement , (i) no modification or waiver of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and any modification or waiver affecting only the rights and interests of the Administrative Agent may be modified or waived by the Administrative Agent only; (ii) no modification or waiver of any provision of this Agreement relating to the Issuer shall be effective without the written consent of the Issuer; (iii) the Administrative Agent may waive payment of the fee required under Section 13.1 without obtaining the consent of any other party to this Agreement; (iv) any Lender’s Commitment may be increased or decreased (subject to clause (c) above) with the written consent of such Lender, the Administrative Agent and the Company, any Lender may be removed as a Lender hereunder with the written consent of such Lender, the Administrative Agent and the Company and any Person may added as a Lender hereunder with the written consent of such Person, the Administrative Agent and the Company and subject to the execution of such supplemental agreements and documents required by the Administrative Agent; (v) this Agreement and the Loan Documents may be amended as described in Section 2.19; and (vi) the Administrative Agent may, with the consent of the Company only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

8.2.2.    In addition to the above amendments, Schedule 1.1(c) may be amended as follows:

(i)    Subject to Section 8.2.2(iii), Schedule 1.1(c) will be automatically amended to add Subsidiaries of the Company as additional Foreign Subsidiary Borrowers upon (A) execution and delivery by the Company, any such Foreign Subsidiary Borrower and the Administrative Agent, of a Joinder Agreement providing for any such Subsidiary to become a Foreign Subsidiary Borrower, (B) delivery to the Administrative Agent of (a) a Foreign Subsidiary Opinion in respect of such additional Foreign Subsidiary Borrower and (b) such other documents with respect thereto as the Administrative Agent and the Lenders shall reasonably request, including without limitation all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and (c) the written approval of the Administrative Agent and each Lender in its sole discretion.

(ii)    Schedule 1.1(c) will be automatically amended to remove any Subsidiary as a Foreign Subsidiary Borrower upon (A) written notice by the Company to the Administrative Agent to such effect and (B) repayment in full of all outstanding Loans and all other obligations pursuant to any Loan Document of such Foreign Subsidiary Borrower.

(iii)    Notwithstanding the foregoing, no Lender shall have an obligation to make any Credit Extensions to any Foreign Subsidiary Borrower or in any Agreed Foreign Currency if such Lender determines in such Lender’s sole discretion that such Lender is prohibited from making Credit Extensions to such Foreign Subsidiary Borrower or in such Agreed Foreign Currency pursuant to Lender’s policy or applicable law.

8.2.3.    In addition to above amendments, Schedule 1.1(a) may be amended by the Administrative Agent to alter the Commitments in accordance with Section 2.19 or 8.2.1, and shall be deemed automatically amended each time the Administrative Agent sends a revised Schedule 1.1(a) to the Lenders and the Company pursuant to this Agreement.

8.2.4.    Notwithstanding anything herein to the contrary, (i) any Defaulting Lender shall not be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver and, for purposes of determining the Required Lenders and the Required Lenders, the Commitments and the Credit Exposure of such Defaulting Lender shall be disregarded, provided that any waiver, amendment or modification requiring the consent of all Lenders or each Lender affected thereby which affects such Defaulting Lender shall require the consent of such Defaulting Lender, and (ii) the Administrative Agent shall have the ability, but not the obligation, to replace any such Defaulting Lender with another lender or lenders.

8.2.5.    The Lenders hereby irrevocably authorize the Administrative Agent to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to the Administrative Agent, (ii) constituting property being sold or disposed of if the Company certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to any Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders hereunder. Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral and the Administrative Agent shall not be required to execute any such release on terms which, in the Administrative Agent’s reasonable opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty.

8.2.6.    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent may, with the consent of the Company only, amend, modify or supplement this Agreement or any of the other Loan Documents as may be reasonably necessary or advisable to cure any error, ambiguity, omission, defect or inconsistency in order to more accurately reflect the intent of the parties, provided that (x) prior written notice of such proposed cure shall be given to the Lenders and (y) the Required Lenders do not object to such cure in writing to the Administrative Agent within five Business Days of such notice.

8.3.    Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrowers to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations and all other Guaranteed Obligations have been paid in full.

8.4    Application of Funds. After the exercise of remedies provided for in Section 8.1 (or after the Obligations under this Agreement and the other Loan Documents have automatically become immediately due and payable as set forth in the first sentence of Section 8.1(a)), subject to the Intercreditor Agreement, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a) first, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(b) second, to payment of fees, indemnities and other reimbursable expenses (other than principal, interest, letter of credit fees, commitment fees and facility fees) payable to the Lenders and the Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the Issuers as required by Section 10.7 and amounts payable under Article III);

(c) third, to payment of accrued and unpaid commitment fees, facility fees, letter of credit fees and interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuers in proportion to the respective amounts described in this Section 8.4 payable to them;

(d) fourth, to payment of all other Obligations, Rate Hedging Obligations and Banking Services Obligations, ratably among the Lenders and other Secured Parties, as applicable; and

(e) last, the balance, if any, to the Borrower or as otherwise required by law;

provided, however, that, notwithstanding anything to the contrary set forth above, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.4.

ARTICLE IX

GUARANTEE

9.1.    Guarantee. (a) The Company hereby unconditionally and irrevocably guarantees to the Administrative Agent and the Lenders and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by its Subsidiaries when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations owing by such Subsidiaries.

(b)    The Company further agrees to pay any and all expenses (including, without limitation, all reasonable fees and disbursements of counsel) which are paid or incurred by the Administrative Agent, or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Guaranteed Obligations and/or enforcing any rights with respect to, or collecting against, the Company under this Section. This Section shall remain in full force and effect until the Guaranteed Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto the Borrowers may be free from any Guaranteed Obligations.

(c)    No payment or payments made by any Borrower or any other Person or received or collected by the Administrative Agent or any Lender from any Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Company hereunder which shall, notwithstanding any such payment or payments, remain liable hereunder for the Guaranteed Obligations until the Guaranteed Obligations are paid in full and the Commitments are terminated.

(d)    The Company agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability under this Section, it will notify the Administrative Agent and such Lender in writing that such payment is made under this Section for such purpose.

9.2.    No Subrogation. Notwithstanding any payment or payments made by the Company hereunder, or any set-off or application of funds of the Company by the Administrative Agent or any Lender, the Company shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrowers or against any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Guaranteed Obligations, nor shall the Company seek or be entitled to seek any contribution or reimbursement from the Borrowers in respect of payments made by the Company hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrowers on account of the Guaranteed Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to the Company on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by the Company in trust for the Administrative Agent and the Lenders, segregated from other funds of the Company, and shall, forthwith upon receipt by the Company, be turned over to the Administrative Agent in the exact form received by the Company (duly endorsed by the Company to the Administrative Agent, if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as Administrative Agent may determine. The provisions of this paragraph shall survive the termination of this Agreement and the payment in full of the Guaranteed Obligations and the termination of the Commitments.

9.3.    Amendments, etc. with respect to the Guaranteed Obligations; Waiver of Rights. The Company shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Company, and without notice to or further assent by the Company, any demand for payment of any of the Guaranteed Obligations made by the Administrative Agent or the Required Lenders may be rescinded by the Administrative Agent or the Required Lenders, and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or the Required Lenders, and any Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with the provisions thereof as the Administrative Agent (or the Required Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released. None of the Administrative Agent or any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Guaranteed Obligations or for this Agreement or any property subject thereto. When making any demand hereunder against the Company, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on any other Borrower or any other guarantor, and any failure by the Administrative

Agent or any Lender to make any such demand or to collect any payments from any other Borrower or any such other guarantor or any release of the Borrowers or such other guarantor shall not relieve the Company of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against the Company. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

9.4.    Guarantee Absolute and Unconditional. The Company waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Agreement or acceptance of this Agreement; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Agreement; and all dealings among the Borrowers, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Agreement. The Company waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Subsidiaries and the Company with respect to the Guaranteed Obligations. This Article IX shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of this Agreement, any other Loan Document, any of the Guaranteed Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance by any Borrower) which may at any time be available to or be asserted by any Borrower against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers for the Guaranteed Obligations, or of the Company under this Section 9.4, in bankruptcy or in any other instance (other than a defense of payment or performance by the Borrowers). When pursuing its rights and remedies hereunder against the Company, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Borrower or any other Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrowers or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrowers or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the Company of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Company. This Article IX shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Company and its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Guaranteed Obligations and the obligations of the Company under this Agreement shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrowers may be free from any Guaranteed Obligations.

9.5.    Reinstatement. This Article IX shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or Trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

9.6.    Payments. The Company hereby agrees that all payments required to be made by it hereunder will be made to the Administrative Agent without set-off or counterclaim in accordance with the terms of the Guaranteed Obligations, including, without limitation, in the currency in which payment is due.

9.7.    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.7 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.7 or otherwise under this guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 8.08 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 9.7 constitute, and this Section 9.7 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE X

GENERAL PROVISIONS

10.1.    Survival of Representations. All representations and warranties of the Borrowers Lenders, and Issuers contained in this Agreement shall survive delivery of the Loan Documents and the making of the Loans herein contemplated.

10.2.    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to a Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.3.    Taxes. Any taxes (excluding income taxes and franchise taxes (imposed in lieu of income taxes), imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document)) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Company, together with interest and penalties, if any.

10.4.    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.5.    Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent and the Lenders relating to the subject matter thereof other than any fee letters among any Borrowers and either of the Administrative Agent or Arranger and any other agreements of any of the Borrowers with the Administrative Agent which survive the execution of the Loan Documents.

10.6.    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other

(except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

10.7.    Expenses; Indemnification. (a) The Borrowers shall reimburse the Administrative Agent and the Arranger for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration (including, without limitation, preparation of the reports described below) of the Loan Documents. The Borrowers also agree to reimburse the Administrative Agent, the Arranger, the Issuers and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent, the Arranger, the Issuers and the Lenders, which attorneys may be employees of the Administrative Agent, the Arranger, the Issuers or the Lenders) paid or incurred by the Administrative Agent, the Arranger, any Issuer or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrowers acknowledge and agree that from time to time the Administrative Agent may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to any Borrower’s and Guarantors’ assets for internal use by the Administrative Agent from information furnished to it by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement; provided that, if any Lender requests copies of any future similar Reports which the Administrative Agent has prepared, then the Administrative Agent will provide such reports to such Lender provided that such Lender has executed an indemnity agreement acceptable to the Administrative Agent. The Borrowers further acknowledge and agree that the Administrative Agent or any of its agents or representatives may conduct comprehensive field audits of its books, records, properties and assets and of the books, records properties and assets of each Subsidiary of the Company, including without limitation all Collateral subject to the Collateral Documents, at the Borrowers’ expense, provided that prior to the occurrence of a Default no more than one such comprehensive field audits shall be conducted in any fiscal year.

(b)    The Borrowers hereby further agree to indemnify the Administrative Agent, the Arranger, each Issuer and each Lender, and their respective directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arranger or any Lender is a party thereto) which any of them may pay or incur at any time arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan or Facility Letters of Credit hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrowers under this Section 10.7 shall survive the termination of this Agreement. This Section 10.7(ii) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

10.8.    Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

10.9.    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative,

unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.10.    Nonliability of Lenders. The relationship between the Borrowers and the Lenders and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to any Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to any Borrower to review or inform any Borrower of any matter in connection with any phase of such Borrower’s business or operations. Each Borrower agrees that neither the Administrative Agent nor any Lender shall have liability to any Borrower (whether sounding in tort, contract or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a court of competent jurisdiction in a final and non-appealable order that such losses resulted from the gross negligence or willful misconduct of, or violation of applicable laws or any of the Loan Documents by, the party from which recovery is sought. Neither the Administrative Agent nor any Lender shall have any liability with respect to, and each Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrowers in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

10.11.    Confidentiality. Each of the Administrative Agent, Issuer and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuer or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuer or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.12.    Material Non-Public Information.

(a)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.11 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS

RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

10.13.    Authorization to Distribute Certain Materials to Public-Siders.

(a)    If the Borrower does not file this Agreement with the SEC, then the Borrower hereby authorizes the Administrative Agent to distribute the execution version of this Agreement and the Loan Documents to all Lenders, including their Public-Siders. The Borrower acknowledges its understanding that Public-Siders and their firms may be trading in any of the Parties’ respective securities while in possession of the Loan Documents.

(b)    The Borrower represents and warrants that none of the information in the Loan Documents constitutes or contains material non-public information within the meaning of the federal and state securities laws. To the extent that any of the executed Loan Documents constitutes at any time a material non-public information within the meaning of the federal and state securities laws after the date hereof, the Company agrees that it will promptly make such information publicly available by press release or public filing with the SEC.

10.14.    Nonreliance. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Loans provided for herein.

10.15.    USA PATRIOT ACT NOTIFICATION. Each Lender that is subject to the requirements of the USA Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Act.

10.16.    Canadian AML Legislation. Each Borrower acknowledges that, pursuant to the Canadian AML Legislation, the Administrative Agent and Lenders may be required to obtain, verify and record information regarding each Borrower, its respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Borrower, and the transactions contemplated hereby. The Borrowers shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or Administrative Agent, or any prospective assign or participant of a Lender or Administrative Agent, necessary in order to comply with any applicable Canadian AML Legislation, whether now or hereafter in existence.

10.17. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE XI

THE ADMINISTRATIVE AGENT

11.1.     Appointment. Each of the Lenders, on behalf of itself and any of its Affiliates, and the Issuer hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Issuer), and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The acknowledgments and agreements of any Lender in this Article XI shall be deemed to be made by such Lender on behalf of itself and its Affiliates. For purposes of such acknowledgements and agreements, the term “Lender” shall include the Issuer.

11.2.    Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or any Affiliate thereof as if it were not the Administrative Agent hereunder.

11.3.    Duties and Obligations. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2), and, (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

11.4.     Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.5.    Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. Without limiting the foregoing, the Administrative Agent designates JPMCB Canada to perform its duties and exercise its rights and powers with respect to Loans and Borrowings made to any Canadian Borrower and as a party to this Agreement, and as an Issuer with respect to Letters of Credit issued for the account of any Canadian Borrower, and the Administrative Agent designates London Administrative Office to perform its duties and exercise its rights and powers with respect to Loans and Borrowings made to any Foreign Subsidiary Borrower (other than the Canadian Borrower), and as an Issuer with respect to Letters of Credit issued for the account of any Foreign Subsidiary Borrower (other than the Canadian Borrower). The Administrative Agent may from time to time change any such designations and add any Affiliates of the Administrative Agent as parties hereto for purposes of performing the duties and exercise the rights and powers of the Administrative Agent hereunder with respect to Loans and Borrowings denominated in Agreed Foreign Currencies.

11.6.    Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuer and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuer, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrowers and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuers and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duly or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuer. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 3.4(d), Section 3.4(e) and Section 10.7, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

11.7.     Non-Reliance.

(a) Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the U.S. securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(b) Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

11.8. Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties. (a) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement. In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. Additionally, except with respect to the exercise of setoff rights of any Lender, including the Issuer, in accordance with the Agreement, the proceeds of which are applied in accordance with this Agreement and the other Loan Documents, and subject to the agreements herein, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against any Borrower or other Loan Party with respect to any Loan Document without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Administrative Agent is further authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Lenders any intercreditor agreements necessary or appropriate to subordinate any Indebtedness to the Obligations and the other Guaranteed Obligations. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 8.2.5; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Company to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Company or any Subsidiary in respect of) all interests retained by the Company or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

11.9    Other Titles. None of the Lenders identified in this Agreement as a Syndication Agent, Documentation Agent, Joint Arranger or Joint Bookrunner shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as a Syndication Agent, Documentation Agent, Joint Arranger or Bookrunner (sole or joint), as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

11.10. Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

11.11    Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the holders of Secured Obligations, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

ARTICLE XII

SETOFF; ADJUSTMENTS AMONG LENDERS

12.1.    Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of any Borrower may be offset and applied toward the payment of the Obligations owing to such Lender by such Borrower.

12.2.    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Obligations owing from a Borrower (other than payments received pursuant to Section 3.2, 3.3, 3.4 or 10.7) in a greater proportion than that received by any other Lender on its Obligations owing from such Borrower, such Lender agrees, promptly upon demand, to purchase a portion of the Advances to such Borrower held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Advances to such Borrower. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Aggregate Credit Exposure (in accordance with the formula set forth in the next sentence). In addition to the equalization accomplished by the first two sentences of this Section 12.2, if any Lender receives the proceeds of any Collateral upon and during the continuance of any Default, including without limitation in connection with any enforcement of remedies hereunder, in a greater proportion (based on the ratio of such Lender’s Aggregate Credit Exposure (as calculated in U.S. Dollars based on the U.S. Dollar Equivalent of such amount on the date of acceleration of the Obligations pursuant to Section 8.1) to the sum of the Aggregate Credit Exposure of all Lenders (as calculated in U.S. Dollars based on the U.S. Dollar Equivalent of such amount on the date of acceleration of the Obligations pursuant to Section 8.1)) than that received by any other Lender, such Lender and all other Lenders agree to purchase participation interests in other Lenders’ Aggregate Credit Exposure and/or take such other reasonable actions and make such other equitable adjustments among the Lenders as reasonably agreed to by the Lenders, to ensure that each Lender receives its proportionate share (based on its U.S. Dollar Equivalent share of the Aggregate Credit Exposure of all Lenders) of all such proceeds of Collateral. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XIII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1.    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuer that issues any Facility Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuer that issues any Facility Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participation in Facility Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company, provided that, the Company shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided further that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; and

(C) the Issuer.

(ii)    Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if a Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

For the purposes of this Section 13.1(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Borrower or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Assignee if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; provided that upon the occurrence of a Default, any Person (other than a Lender) shall be an Ineligible Institutions if after giving effect any proposed assignment to such Person, such Person would hold more than 25% of the then outstanding Credit Exposure or Commitments, as the case may be.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.2, 3.3, 3.4 and 10.7). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    Any Lender may, without the consent of the Company, the Administrative Agent, the Issuer or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a) - (e) the first proviso to Section 8.2.1 that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.2, .3.3 and 3.4 (subject to the requirements and limitations therein, including the requirements under Sections 3.4(f) and (g) (it being understood that the documentation required under Section 3.4(f) shall be delivered to the participating Lender, and the information and documentation required under 3.4(g) will be delivered to the Borrower and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.2 or 3.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.    Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.5(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.1 as though it were a Lender, provided that such Participant agrees to be subject to Section 12.2 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Facility Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

ARTICLE XIV

NOTICES

14.1.    Notices; Effectiveness; Electronic Communication

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)    if to a Borrower, at its address or telecopier number set forth on the signature page hereof;

(ii)    if to the Administrative Agent, at its address or telecopier number set forth on the signature page hereof;

(iii)    if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through Electronic Systems to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Electronic Communications. Notices and other communications to the Lenders may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)    Electronic Systems.

(i)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuer and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)    Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender, the Issuer or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuer by means of electronic communications pursuant to this Section, including through an Electronic System.

ARTICLE XV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

15.1.    Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

15.2.    Electronic Execution of Assignments. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

ARTICLE XVI

CHOICE OF LAW, CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL, JUDGMENT CURRENCY

16.1.    CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

16.2.    WAIVER OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

16.3.    Submission To Jurisdiction; Waivers. (a) Each Borrower hereby irrevocably and unconditionally:

(i)    submits for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, and each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, provided that nothing in this Agreement shall affect any right that the Administrative Agent, any Issuer or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction;

(ii)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company or such Foreign Subsidiary Borrower, as the case may be, at the address specified in Section 14.1, or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(iv)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

(b)    Each Foreign Subsidiary Borrower hereby irrevocably appoints the Company as its agent for service of process in any proceeding referred to in Section 16.3(a)(i) and agrees that service of process in any such proceeding may be made by mailing or delivering a copy thereof to it care of Company at its address for notices set forth in Section 14.1.

16.4.    Acknowledgments. Each Borrower hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)    none of the Administrative Agent or any Lender has any fiduciary relationship with or duty to such Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on the one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

16.5.    Power of Attorney. Each Foreign Subsidiary Borrower hereby grants to the Company an irrevocable power of attorney to act as its attorney-in-fact with regard to matters relating to this Agreement and each other Loan Document, including, without limitation, execution and delivery of any amendments, supplements, waivers or other modifications hereto or thereto, receipt of any notices hereunder or thereunder and receipt of service of process in connection herewith or therewith. Each Foreign Subsidiary Borrower hereby explicitly acknowledges that the Administrative Agent and each Lender have executed and delivered this Agreement and each other Loan Document to which it is a party, and has performed its obligations under this Agreement and each other Loan Document to which it is a party, in reliance upon the irrevocable grant of such power of attorney pursuant to this subsection. The power of attorney granted by each Foreign Subsidiary Borrower hereunder is coupled with an interest.

16.6.    Judgment; Euro. (a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, under applicable law that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency in the city in which it normally conducts its foreign exchange operation for the first currency on the Business Day preceding the day on which final judgment is given.

(b)    The obligation of each Borrower in respect of any sum due from it to any Lender hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Applicable Agreed Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in the Judgment Currency such Lender may in accordance with normal banking procedures purchase the Applicable Agreed Currency with the Judgment Currency; if the amount of Applicable Agreed Currency so purchased is less than the sum originally due to such Lender in the Applicable Agreed Currency, such Borrower agrees notwithstanding any such judgment to indemnify such Lender against such loss, and if the amount of the Applicable Agreed Currency so purchased exceeds the sum originally due to any Lender, such Lender agrees to remit to such Borrower such excess.

(c)    Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro. Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

MYERS INDUSTRIES, INC.

By:	/s/ R. David Banyard

Print Name:	R. David Banyard

Title:	President & CEO

Address for notices:
1293 South Main Street
Akron, Ohio 44307
Attention: Matteo Anversa, Executive Vice President, Chief Financial Officer and Corporate Secretary
Telecopy No. 330-761-6156
Telephone: 330-761-6303 e-mail: manversa@myersind.com

Signature Page to Myers Fifth Amended and Restated Loan Agreement

Foreign Subsidiary Borrowers:

MYE CANADA OPERATIONS INC.

By:	/s/ R. David Banyard

Print Name:	R. David Banyard

Title:	President

SCEPTER CANADA INC., formerly known as CA Acquisition Inc.

By:	/s/ R. David Banyard

Print Name:	R. David Banyard

Title:	President

Address for notices:
1293 South Main Street
Akron, Ohio 44307
Attention: Matteo Anversa, Executive Vice President, Chief Financial Officer and Corporate Secretary
Telecopy No. 330-761-6156
Telephone: 330-761-6303 e-mail: manversa@myersind.com

Signature Page to Myers Fifth Amended and Restated Loan Agreement

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Dana J. Moran

Print Name:	Dana J. Moran

Title:	Executive Director

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, TORONTO BRANCH, as the Affiliate designated by JPMorgan Chase Bank, National Association to make Foreign Currency Loans to the Canadian Borrower on its behalf

By:	/s/ Michael N. Tam

Print Name:	Michael N. Tam

Title:	Senior Vice President

Address for notices:
10 S. Dearborn, 7th Floor
Chicago, Illinois 60601
Attention: Sabana Johnson
Telecopy No. 888-292-9533
Telephone: 312-385-7102 e-mail: jpm.agency.servicing.4@jpmchase.com

For matters relating to the Eurocurrency Payment Office of the Administrative Agent (excluding Advances to the Canadian Borrower):
J.P. Morgan Europe Limited
Loans Agency
25 Bank St, Canary Wharf, London, E14 5JP
Attention: Agency Services Group
Fax No. +44 20 7777 2360
Telephone: +44 20 7134 8207

For matters relating to Advances to the Canadian Borrower:
JPMorgan Chase Bank, N.A., Toronto Branch
10 South Dearborn Chicago, IL 60603
Telephone: 312-732-4837
Telecopy: 312-385-7101

Signature Page to Myers Fifth Amended and Restated Loan Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Syndication Agent and as a Lender

By:	/s/ Michael Burke

Print Name:	Michael Burke

Title:	V.P.

U.S. BANK NATIONAL ASSOCIATION, CANADA BRANCH, as the Lending Installation designated by U.S. Bank National Association for Loans to the Canadian Borrower

By:	/s/ John P. Rehob

Print Name:	John P. Rehob

Title:	Vice President & Principal Officer

Signature Page to Myers Fifth Amended and Restated Loan Agreement

KEYBANK NATIONAL ASSOCIATION, as a
Documentation Agent and as a Lender

By:	/s/ Brian P. Fox

Print Name:	Brian P. Fox

Title:	Senior Vice President

Signature Page to Myers Fifth Amended and Restated Loan Agreement

PNC BANK, NATIONAL ASSOCIATION, as a
Documentation Agent and as a Lender

By:	/s/ Keven Larkin

Print Name:	Keven Larkin

Title:	Vice President

PNC BANK, CANADA BRANCH, as the Lending Installation designated by PNC Bank, National Association for Loans denominated in Canadian Dollars to the Canadian Borrower

By:	/s/ Nazmin Adatia

Print Name:	Nazmin Adatia

Title:	Senior Vice President

Signature Page to Myers Fifth Amended and Restated Loan Agreement

WELLS FARGO BANK, N.A., as a
Documentation Agent and as a Lender

By:	/s/ Todd Hurst

Print Name:	Todd Hurst

Title:	Senior Vice President

Signature Page to Myers Fifth Amended and Restated Loan Agreement

FIFTH THIRD BANK, as a Documentation Agent and as a Lender

By:	/s/ Rachel Hermanson

Print Name:	Rachel Hermanson

Title:	AVP

FIFTH THIRD BANK, operating through its Canadian Branch, as the Lending Installation designated by Fifth Third Bank for Loans to the Canadian Borrower

By:	/s/ Ramin Ganjavi

Print Name:	Ramin Ganjavi

Title:	Director

Signature Page to Myers Fifth Amended and Restated Loan Agreement